As filed with the Securities and Exchange Commission on August 24, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERCORE PARTNERS INC.

(Exact name of Registrant as specified in its charter)

Delaware	6199	20-4748747
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

55 East 52nd Street

38th Floor

New York, NY 10055

Telephone: (212) 857-3100

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Adam B. Frankel, Esq.

Senior Managing Director and

General Counsel

Evercore Partners Inc.

55 East 52nd Street

38th Floor

New York, NY 10055

Telephone: (212) 857-3100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Joshua Ford Bonnie, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Approximate date of commencement of the proposed sale of the securities to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, par value $0.01 per share	20,193,897	$22.21	$448,506,452	$13,769

(1)	This Registration Statement registers 20,193,897 shares of Class A common stock of Evercore Partners Inc. issuable upon exchange of an equivalent number of partnership units of Evercore LP. This Registration Statement also relates to such additional shares of Class A common stock of Evercore Partners Inc. as may be issued with respect to such shares of Class A common stock by way of a stock dividend, stock split or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low per share prices of Class A common stock of Evercore Partners Inc. as reported on the New York Stock Exchange on August 20, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated August 24, 2007

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

20,193,897 Shares

Class A Common Stock

Evercore Partners Inc. may issue from time to time up to 20,193,897 shares of Class A common stock to holders of Evercore LP partnership units upon exchange of up to an equal number of such partnership units. We are a public company organized under the laws of Delaware and the sole general partner of Evercore LP, a Delaware limited partnership. The 20,193,897 partnership units of Evercore LP were issued in our reorganization that took place in August 2006, prior to the initial public offering of the Class A common stock.

We are registering the issuance of our Class A common stock to permit holders of Evercore LP partnership units who exchange their partnership units to sell without restriction in the open market or otherwise any of our shares of Class A common stock that they receive upon exchange. However, the registration of our Class A common stock does not necessarily mean that any holders will exchange their Evercore LP partnership units, which exchanges are subject to the transfer restrictions set forth in the partnership agreement of Evercore LP. We will not receive any cash proceeds from the issuance of any of our shares of Class A common stock upon an exchange of Evercore LP partnership units, but we will acquire the Evercore LP partnership units exchanged for shares of our Class A common stock that we issue to an exchanging holder.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR.” The last reported sale price of the Class A common stock on August 23, 2007 was $22.80 per share.

Investing in our Class A common stock involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only our shares of Class A common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

In this prospectus, references to “Evercore”, the “Company”, “we”, “us” and “our” refer to Evercore Partners Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to (1) “Evercore Partners Inc.” refer solely to Evercore Partners Inc., and not to any of its consolidated subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its consolidated subsidiaries. References to the “IPO” refer to our initial public offering on August 10, 2006 of 4,542,500 shares of our Class A common stock, including shares issued to the underwriters of the IPO pursuant to their election to exercise in full their overallotment option.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of 20,193,897 shares of Class A common stock.

i

EVERCORE PARTNERS

Evercore is the leading investment banking boutique in the world based on the dollar volume of announced worldwide merger and acquisition (“M&A”) transactions on which we have advised since 2002. When we use the term “investment banking boutique,” we mean an investment banking firm that directly or through its affiliates does not underwrite public offerings of securities or engage in commercial banking activities. We provide advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions. Evercore also includes a successful investment management business through which we manage private equity funds and public securities for sophisticated institutional investors. We serve a diverse set of clients around the world from our offices in New York, Los Angeles, San Francisco, London, Mexico City and Monterrey.

Evercore Partners Inc. was incorporated in Delaware on July 21, 2005. Our principal executive offices are located at 55 East 52nd Street, 38th Floor, New York, New York 10055, and our telephone number is (212) 857-3100.

RISK FACTORS

The exchange of your Evercore LP partnership units for shares of our Class A common stock involve various risks. You should carefully consider each of the risks described below and all of the other information included or incorporated by reference in this prospectus when exchanging your Evercore LP partnership units for shares of our Class A common stock.

Summary of Risks Related to Our Business

•

Difficult market conditions can adversely affect our business in many ways, including reducing the volume of the transactions involving our advisory business and reducing the value or performance of the investments made by our private equity funds or traditional asset management business, which, in each case, could materially reduce our revenue or income.

•

We depend on Mr. Altman, Mr. Beutner and the other members of our Management Committee, including Mr. Aspe, Mr. Mestre, Mr. Taylor and other key personnel, and the loss of their services would have a material adverse effect on us.

•

Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate our Senior Managing Directors and other key employees, which in turn could adversely affect our ability to compete effectively and to grow our business.

•	We have experienced rapid growth over the past several years, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

•	If we are unable to consummate or successfully integrate additional acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.

•	Our inability to integrate acquired businesses successfully or to realize the anticipated cost savings and other benefits could have adverse consequences to our business.

•	Our revenue and profits are highly volatile, which may make it difficult for us to achieve steady earnings growth on a quarterly basis and may cause the price of our Class A common stock to decline.

•	A general decline in the media or telecommunications sectors could have an adverse effect on our net revenue.

•

Our management has identified material weaknesses in our internal control over financial reporting; failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) could have a material adverse effect on our business and stock price.

•

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and subjecting us to significant legal liability and reputational harm.

•

The financial services industry faces substantial litigation risks, and we may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

•	Compliance failures and changes in regulation could adversely affect us.

Summary of Risks Related to Our Advisory Business

•

A majority of our revenue is derived from advisory fees, which are not long-term contracted sources of revenue and are subject to intense competition, and declines in our advisory engagements could have a material adverse effect on our financial condition and operating results.

•	A high percentage of our net revenue is derived from a small number of clients and the termination of any one advisory engagement could reduce our revenue and harm our operating results.

•

If the number of debt defaults, bankruptcies or other factors affecting demand for our restructuring advisory services declines, or we lose business to new entrants into the restructuring advisory business that are no longer precluded from offering such services due to recent changes to the U.S. Bankruptcy Code, our restructuring advisory business revenue could suffer.

•

We face strong competition from other financial advisory firms, many of which have the ability to offer clients a wider range of products and services than we can offer, which could cause us to fail to win advisory mandates and subject us to pricing pressures that could materially adversely affect our revenue and profitability.

Summary Risks Relating to Our Investment Management Business

•

If the investments we make on behalf of our funds perform poorly we will suffer a decline in our investment management revenue and earnings, we may be obligated to repay certain incentive fees we have previously received to the third party investors in our funds, and our ability to raise capital for future funds may be adversely affected.

•

A portion of our investment management activities involve investments in relatively high-risk, illiquid assets, and we may lose some or all of the principal amount we invest in these activities or fail to realize any profits from these activities for a considerable period of time.

•

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the values of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds.

•

Difficult market conditions can reduce the value or performance of the assets we manage in our investment management business, which, in each case, could materially reduce our revenue or income and adversely affect our financial position.

•	The investment management business is intensely competitive.

•	The limited partners of the private equity funds we manage may terminate their relationship with us at any time.

•

The time and attention that our Senior Managing Directors and other employees devote to monetizing the investments of one of our investment management funds, Evercore Capital Partners LP and its affiliates, and one of our private equity funds, Evercore Venture Partners LP, will not financially benefit us and may reduce the time and attention these individuals devote to our business. The time and attention that these individuals devote to managing our other investment management fund, Evercore Capital Partners II LP, and the other of our private equity funds, Discovery America I, LP, may not be as profitable to us as other business activities and opportunities to which they might otherwise have devoted their time and attention.

Summary of Risks Related to Our International Operations

•	Our recent acquisitions of our Mexican and English subsidiaries may adversely affect our business.

•	Fluctuations in foreign currency exchange rates could adversely affect our results of operations.

•	Adverse economic conditions in Mexico, including interest rate volatility, may result in a decrease in Protego’s revenue.

•	Political events in Mexico, including a change in state and municipal political leadership, may result in disruptions to Protego’s business operations and adversely affect its revenue.

•	The cost of compliance with international employment, labor, benefits and tax regulations may adversely affect our revenue and hamper our ability to expand internationally.

Summary of Risks Related to Our Organizational Structure

•	Our only material asset is our interest in Evercore LP, and we are accordingly dependent upon distributions from Evercore LP to pay dividends and taxes and other expenses.

•

We are required to pay our Senior Managing Directors for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with exchanges of Evercore LP partnership units.

•

If Evercore Partners Inc. were deemed an “investment company” under the Investment Company Act of 1940 as a result of its ownership of Evercore LP, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Summary of Risks Related to Ownership of Our Class A Common Stock

•	Control by our Senior Managing Directors of the voting power in Evercore Partners Inc. may give rise to conflicts of interests.

•	Our share price may decline due to the large number of shares eligible for future sale and for exchange.

•	The market price of our Class A common stock may be volatile, which could cause the value of our Class A common stock to decline.

•	Anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

For a more detailed discussion of these risk factors, see the information under “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, as such information may be amended or supplemented in subsequently filed Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. We believe these factors include, but are not limited to, those described under “Risk Factors”. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any shares of our Class A common stock pursuant to this prospectus, but we will acquire the Evercore LP partnership units exchanged for the shares of our Class A common stock that we may issue to an exchanging holder.

EXCHANGE OF EVERCORE LP PARTNERSHIP UNITS

Subject to the transfer restrictions set forth in the Amended and Restated Limited Partnership Agreement of Evercore LP, holders of vested partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange those partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Notwithstanding the foregoing, no holder of Evercore LP partnership units will be entitled to exchange such units for shares of Class A common stock if such exchange would be prohibited under applicable federal or state securities laws or regulations.

In order to exercise its exchange rights, an Evercore LP partnership unit holder must provide written notice to Evercore Partners Inc. that such holder desires to exchange a stated number of partnership units into an equal number of shares of Class A common stock. This written notice must be accompanied by instruments of transfer to Evercore Partners Inc., in form satisfactory to Evercore Partners Inc. and its transfer agent, duly executed by the partnership unit holder or its duly authorized attorney and transfer tax stamps or funds therefor if such shares will be issued in a name other than that of the holder of the partnership units exchanged. Delivery of the written notice and instruments of transfer must be made during normal business hours to the principal executive offices of Evercore Partners Inc. or its transfer agent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences of the exchange of Evercore LP partnership units for shares of Evercore Partners Inc. Class A common stock and the tax consequences of the ownership and disposition of such shares as of the date hereof. Except where noted, this summary deals only with partnership units held as capital assets held by United States Holders.

As used herein, the term “United States Holder” means a holder of a partnership unit that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A Non-U.S. Holder is an owner (other than a partnership) that is not a United States Holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our partnership units as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	a person that received its partnership units as compensation; or

•	a person whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds the partnership units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the partnership units, you should consult your tax advisors.

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the exchange of your partnership units for shares of Class A common stock, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of the Exchange

United States Holders

For United States federal income tax purposes, the exchange of partnership units for Class A common stock will be a taxable event. You will recognize gain or loss on such exchange to the extent that the fair market value of the shares of Class A common stock (plus cash, if any, and the relief of your share of any liabilities of Evercore LP) exceeds your adjusted basis in the partnership units immediately before the exchange. Any gain will be taxed as capital gain except to the extent that the amount received attributable to your share of “unrealized receivables” of Evercore LP exceeds your basis attributable to those assets, which will be taxed as ordinary income. Unrealized receivables include, to the extent not previously included in Evercore LP’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to property) if Evercore LP had sold its assets at their fair market value at the time of the exchange. Any loss resulting from such exchange will be taxed as capital loss. Capital gain of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates for gains recognized before January 1, 2011. The deductibility of capital losses is subject to limitations.

Your basis in the partnership units received in exchange for a contribution of property had an initial tax basis equal to the basis in the property you contributed to Evercore LP. Such initial basis is generally increased by your share of Evercore LP’s taxable income and increases in your share of Evercore LP’s liabilities. Your initial basis generally is decreased, but not below zero, by your share of Evercore LP’s distributions, decreases in your share of Evercore LP’s liabilities, your share of Evercore LP’s losses and nondeductible expenditures.

Non-U.S. Holders

Because Evercore LP is engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its partnership units could be treated for U.S. federal income tax purposes as effectively connected with such trade of business and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the exchange as follows:

•	An individual Non-U.S. Holder will be subject to tax on the net gain effectively connected with a U.S. trade of business from such sale under regular graduated United States federal income tax rates.

•

A Non-U.S. Holder that is a foreign corporation will be subject to tax on its net gain that is effectively connected with a U.S. trade or business in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Taxation of Ownership of Class A Common Stock

United States Holders

Dividends

The gross amount of distributions on the Class A common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Subject to certain limitations, the dividends will be eligible for the dividends received deduction. In addition, subject to certain limitations, dividends received prior to January 1, 2011 by individuals will be eligible for reduced rates of taxation.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of Class A common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Class A common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share of Class A common stock in an amount equal to the difference between the amount realized for the Class A common stock and your tax basis in such shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates for gains recognized before January 1, 2011. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends

Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information reporting and backup withholding

United States Holders

In general, information reporting will apply to dividends in respect of our shares of Class A common stock and the proceeds from the sale, exchange or redemption of our partnership units and shares of Class A common stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our partnership units and Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, the which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share and 100,000,000 shares of preferred stock. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Subject to the transfer restrictions set forth in the Evercore LP partnership agreement, holders of fully vested partnership units in Evercore LP (other than Evercore Partners Inc.) may exchange these partnership units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Class B common stock

Each holder of Class B common Stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. Accordingly, the limited partners of Evercore LP collectively have a number of votes in Evercore Partners Inc. that is equal to the aggregate number of vested and unvested partnership units that they hold.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Evercore Partners Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Class A common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock (assuming, in this latter case, the exchange of outstanding Evercore LP partnership units not held by Evercore Partners Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is The Bank of New York.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “EVR”.

COMPARISON OF OWNERSHIP OF EVERCORE LP PARTNERSHIP UNITS AND CLASS A COMMON STOCK

The information below highlights a number of the significant differences between the rights and privileges associated with ownership of the Evercore LP partnership units and Evercore Partners Inc. Class A common stock. This discussion is intended to assist holders of the partnership units in understanding how their investment will change if their partnership units are exchanged for shares of Class A common stock. The following information is summary in nature and is not intended to describe all the differences between the partnership units and the Class A common stock.

Evercore Partners Inc.	Evercore LP

Form of Organization, Purpose and Assets

Evercore Partners Inc. (the “Corporation”) is a Delaware corporation governed by the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation was founded for the purpose of conducting any business that may be lawfully conducted by a corporation. The Corporation’s sole material asset is an equity interest in Evercore LP. As the sole general partner of Evercore LP, the Corporation operates and controls all of the business and affairs of Evercore LP and, through Evercore LP and its operating subsidiaries, conducts our business.	Evercore LP is Delaware limited partnership governed by the Delaware Revised Uniform Limited Partnership Act (the “RULPA”). Evercore LP was formed for the object and purpose of, and the nature of the business to be conducted by Evercore LP is, engaging in any lawful act or activity for which limited partnerships may be formed under the RULPA.

Authorized Share Capital

The total number of shares of all classes of stock the Corporation is authorized to issue is 1,101,000,000 consisting of (i) 100,000,000 shares of preferred stock, par value $.01 per share, (ii) 1,000,000,000 shares of Class A common stock, par value $.01 per share, and (iii) 1,000,000 shares of Class B common stock, par value $.01 per share. The number of authorized shares of any class may be increased or decreased by an affirmative vote of the holders of a majority of the voting power entitled to vote thereon.

As of August 13, 2007, there were approximately 11.1 million shares of Class A common stock outstanding (or approximately 31.3 million shares if all outstanding Evercore LP partnership units not held by Evercore Partners Inc. are exchanged for shares of Class A common stock on a one-for-one basis).

The total number of partnership units outstanding is currently 20,193,897, excluding 11,133,874 partnership units held by the General Partner. The General Partner (i.e., Evercore Partners Inc.) may issue additional partnership units or create new classes of units.

Partnership units will be subdivided or combined concurrently with, and in the same manner as, the Class A common stock.

Evercore Partners Inc.	Evercore LP

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each Class B stockholder is entitled, without regard to the number of shares of Class B Common Stock held by such holder, to one vote for each partnership unit in Evercore LP held by such holder. However, Class A stockholders and Class B stockholders are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more series of outstanding preferred stock if the holders of such preferred stock are entitled to vote thereon.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Under the Company’s bylaws, and the DGCL, a majority of the voting power of the common stock issued and outstanding and entitled to vote at a meeting constitutes a quorum of the stockholders at such meeting. When a quorum is present at any such meeting, the vote of the majority of the votes cast shall decide a matter brought before such meeting.

The conduct, control or management of Evercore LP is vested exclusively in the Corporation, as general partner.

No limited partner, in its capacity as such, has the right to participate in or have any control over the business or management of Evercore LP, except that (i) no general partner may be admitted to the partnership as an additional or substitute general partner without the consent of limited partners holding at least 50% of the vested partnership units, (ii) there will be a continuance of Evercore LP in the event of the incapacity or removal of the general partner upon consent of two-thirds of the limited partners, and (iii) the general partner may not, subject to certain specified exceptions, amend the limited partnership agreement of Evercore LP if such amendment would have a material adverse affect on the rights or preferences of any class of partnership units in relation to any other class of partnership units without the written consent of those holding a majority of the vested partnership units of the affected class.

Dividend Rights

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

The General Partner, in its discretion, may authorize distributions by Evercore LP to the general partner and limited partners. Such distributions will be made pro rata in accordance with the partners’ respective percentage interests in vested partnership units. In the event of an extraordinary dividend, refinancing, recapitalization, merger or other restructuring transaction, the general partner, in its discretion, may also authorize distributions to the partners that will be made pro rata in accordance with the partners’ total partnership units.

In addition, certain partners are entitled to tax distributions in accordance with their respective total percentage interests upon the determination that the taxable income of Evercore LP for a fiscal year will give rise to taxable income for the limited partners.

Evercore Partners Inc.	Evercore LP

Liquidity

With the exception of Class A common stock held by our affiliates, the Class A common stock is freely transferable.

Class A common stock is not convertible or exchangeable into any other class of security issued by us or Evercore LP.

The Class A common stock is listed on the New York Stock Exchange.

Other than as described below, no limited partner may transfer any of its partnership units without the prior written consent of the General Partner. The General Partner may grant or withhold such consent at its sole discretion. Notwithstanding the preceding sentence, under certain circumstances limited partners may be allowed to transfer a portion of its partnership units to certain charities, and to certain trusts for estate planning purposes.

Following the fifth anniversary of the initial public offering or as permitted by the equity committee of Evercore LP from time to time, a limited partner may, at its election, exchange all or a portion of its vested partnership units for Class A common stock on a one-for-one basis; provided that if the limited partner is not employed by Evercore on such fifth anniversary, a longer period of restriction may apply. In the event the equity committee of Evercore LP permits an exchange or disposition of partnership units by an employee of Evercore LP, Messrs. Altman, Beutner and Aspe, and all other limited partners who are then employed by Evercore LP will likewise generally be entitled to exchange a similar proportion of their partnership units.

Management

Our board of directors manages the Company’s business and affairs. Accordingly, except for their vote in the election of directors and their vote in specified major transaction, the Class A common stockholders, as such, do not directly have any control over our business and affairs.	The Corporation, as general partner, manages the business and affairs of Evercore LP. No limited partner, in its capacity as such, has any right to participate in the conduct, control or management of Evercore LP except in the limited circumstances described above under “—Voting Rights.”

Fiduciary Duties of Directors/General Partner

Under Delaware law, the directors of the Corporation owe the Corporation and its stockholders fiduciary duties, including the duties of care and loyalty, and are required to act in good faith in discharging their duties.

Under the Corporation’s Certificate of Incorporation, to the extent permissible under Delaware law, no member of the board of directors is personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

Pursuant to Evercore LP’s partnership agreement, the general partner and limited partners expressly waive any and all fiduciary duties that, absent such waiver, may be implied by law.

Evercore Partners Inc.	Evercore LP

Indemnification

To the fullest extent permitted by law, the Corporation will indemnify any current or former director or officer in any suit against all loss and liability suffered and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with such a suit.

Evercore LP will indemnify any person or entity who has been or will be made party to an action (whether brought on behalf of the Partnership or otherwise) arising out of service to the Partnership against all loss and liability suffered and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred in connection with such an action. However, no person shall be indemnified if such person’s action constitutes fraud, bad faith or willful misconduct.

The Corporation, as general partner, is liable for all debts and obligations that cannot be satisfied out of Evercore LP’s assets.

Number of Directors; Election of Directors; Filling of Vacancies; Removal of Directors/General Partner

The number of directors shall be fixed from time to time by resolution adopted by affirmative vote of a majority of the board of directors.

The directors are elected by a vote of a plurality of those holders of Class A common stock and Class B common stock and others entitled to vote that are present (in person or by proxy) at a meeting in which such votes are cast. Additionally, if a series of preferred stock is entitled to vote separately to elect its own director(s), then the holders of such a series will have the right to such election. Any director elected to the board by preferred stockholders will serve in addition to the number of directors required by a resolution of the board of directors.

Any vacancy on the board of directors shall be filled only by a vote of the majority of the board of directors then in office, although less than a quorum, or by a sole remaining director.

A director must vacate office when he or she resigns, or is not re-elected. Any director, or the entire board, may be removed, with or without cause, by a vote of the majority of the stockholders entitled to vote for such director(s).

The appointment of an additional or substitute General Partner requires the written approval of those partners (including the general partner) owning more than 50% of the vested partnership units (including those partnership units held by the general partner).

No General Partner may withdraw or be removed from the partnership unless an additional General Partner has previously been admitted.

Evercore Partners Inc.	Evercore LP

Director/General Partner Nominations by Stockholders/Limited Partners

Our by-laws require that Class A common stockholders must give advance notice of a director nomination prior to a meeting in which such a nomination will be voted on. Specifically, the nomination must generally be delivered to the Secretary of the Company at our executive offices between 90 and 120 days before the first anniversary of the preceding year’s annual meeting. Nominations must contain all that is required to be disclosed in a proxy solicitation by Regulation 14A under the Securities Exchange Act, as well as the nominee’s written consent to be named in the proxy and to serve as a director. Finally, a Class A common stockholder’s nomination may be disregarded if the Class A common stockholder (or its qualified representative) does not appear at the meeting in which the voting takes place.	As noted above, the appointment of an additional or substitute General Partner requires the written approval of those partners (including the general partner) owning more than 50% of the vested partnership units (including those partnership units held by the general partner).

Stockholder/Limited Partner Proposals

Class A common stockholders and other stockholders may make proposals to be voted on at a meeting in which such voting takes place. Notice of such proposals must be made in the same timely manner as is required for director nominations and must contain the information set forth in the by-laws of the Corporation. Such information will be deemed to be delivered if the stockholder has notified the Corporation of its intention to present a proposal at an annual meeting in compliance with Rule 14a-8 promulgated under the Securities Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. A stockholder’s proposal may be disregarded if the stockholder (or its qualified representative) is not present at the meeting in which the voting takes place.	No limited partner, in its capacity as such, has any right to participate in the conduct, control or management of Evercore LP except in the limited circumstances described above under “—Voting Rights.”

Special Meetings Called by Stockholders/Limited Partners

The Corporation’s certificate of incorporation does not permit Class A common stockholders to call special meetings of the stockholders.	Under the Evercore LP partnership agreement limited partners are not permitted to call special meetings of Evercore LP.

Action Through Writing

Any action required or permitted to be taken by holders of Class A common stock must be effected at a duly called annual or special meeting of holders and may not be effected by any consent in writing by such holders.	Any action required or permitted to be taken by the partners under the partnership agreement shall be taken if all partners whose consent is required consent thereto in writing.

Evercore Partners Inc.	Evercore LP

Amendments to Governing Instruments

Pursuant to the DGCL, the certificate of incorporation of the Corporation may only be amended by the board of directors with the approval of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of any class of stock affected by the amendment.

The affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the by-laws.

The general partner may, at its sole discretion, amend the partnership agreement. However, subject to certain specified exceptions, no such amendment may have a material adverse affect on the rights or preferences of any class of partnership units in relation to any other class of partnership units without the written consent of those holding a majority of the vested partnership units of the affected class.

Asset Sales, Mergers and Consolidations

Pursuant to the DGCL, the board of directors may sell, lease or exchange all or substantially all the Corporation’s assets when authorized by a majority of the stockholders entitled to vote on a resolution granting such authorization.

We may merge or consolidate with another entity upon the board of directors recommending such action and subsequent approval of a majority of the stockholders entitled to vote on mergers and consolidations. The information submitted to the stockholders by the board of directors must include (i) the terms and conditions of the merger or consolidation; (ii) the mode of carrying the transaction into effect; (iii) in the case of a merger, any changes that are to be made to the certificate of incorporation of the surviving company; (iv) in the case of a consolidation, that the certificate of incorporation of the resulting corporation shall be as is set forth in an attachment to the consolidation agreement; and (v) the manner, if any, of converting the shares of the constituent corporations into an interest in the surviving or newly created entity.

The Corporation, as general partner, has the authority and sole discretion to determine if, when and on what terms any or all of Evercore LP’s assets are sold.

Evercore Partners Inc.	Evercore LP

Rights on Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of preferred stock are entitled, the Class A common stockholders will be entitled to receive the remaining assets of the Corporation available for distribution. Such assets will be paid on a pro rata basis in proportion to the amount of outstanding shares owned by each Class A common stockholder.	Upon dissolution, the general partner, or its agent, shall take full account of the assets and liabilities of the partnership and liquidate the assets of Evercore LP. The proceeds will be applied first against Evercore LP’s debts and liabilities and expenses of liquidation, then to establishing a reserve fund to be used for payment of any unforeseen liabilities or obligations of the partnership. The balance, if any, will be distributed to the partners pro rata based on overall ownership of vested partnership units.

Access to Books and Records

Members of the general public have a right to inspect our public documents, available at the Securities and Exchange Commission’s offices and through its electronic filing system (EDGAR).

Under the DGCL, stockholders have the right to access a list of stockholders and others entitled to vote at a meeting. This list must be produced by us at least 10 days in advance of any meeting in which voting is to take place. The list must contain the names and addresses of all stockholders as well as the number of shares each holds. Stockholders may only access the list for purposes of conducting stockholder business.

Under the RULPA, limited partners are permitted access to certain financial and tax information and other records of Evercore LP.

Dissolution

The Corporation has a perpetual term.	Evercore LP was formed on May 12, 2006 and will continue until dissolved upon the occurrence of specified events including (i) judicial decree, (ii) those specified within the RULPA, and (iii) upon removal or incapacity of the General Partner.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 20,193,897 shares of our Class A common stock to holders of up to an equal number of Evercore LP partnership units. The shares of Class A common stock registered under this prospectus will only be issued to the extent that holders of partnership units exchange such partnership units. We will not receive any cash proceeds from the issuance of any of our shares of Class A common stock upon an exchange of Evercore LP partnership units, but we will acquire the Evercore LP partnership units exchanged for shares of our Class A common stock that we issue to an exchanging holder.

LEGAL MATTERS

The validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of investment funds managed by Evercore.

EXPERTS

The consolidated statement of financial condition of Evercore Partners Inc. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the period from August 10, 2006 to December 31, 2006, and the combined statement of financial condition of Evercore Holdings as of December 31, 2005, and the related combined statements of income, changes in members’ equity and cash flows for the period from January 1, 2006 to August 9, 2006, and the years ended December 31, 2005 and 2004, included in this prospectus which is part of this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated April 2, 2007 (May 15, 2007 as to Note 21) appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the formation of the Company, the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123(R) Share-Based Payment on January 1, 2006, and the Company becoming subject to U.S. corporate federal income taxes that it accounts for in accordance with SFAS No. 109 Accounting for Income Taxes), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Protego Asesores, S.A. de C.V. (“Protego”) and its subsidiaries and Protego SI, S.C. (“Protego SI”) incorporated in this prospectus by reference to the Evercore Partners Inc. Current Report on Form 8-K dated February 21, 2007 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 2 to the combined and consolidated financial statements, of PricewaterhouseCoopers, S.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Braveheart Financial Services Limited at March 31, 2006, and for the twelve months in the period ended March 31, 2006, incorporated by reference in this prospectus have been audited by Saffery Champness, chartered accountants and registered auditors, as stated in their report appearing herein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A common stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 2, 2007 (File No. 001-32975) (excluding the audited financial statements which are included pursuant to Item 8. thereof, which are included in this prospectus);

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed on August 13, 2007 (File No. 001-32975);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 15, 2007 (File No. 001-32975);

•	Current Reports on Form 8-K, dated August 6, 2007, filed on August 6, 2007 (File No. 001-32975);

•	Current Reports on Form 8-K, dated June 29, 2007, filed on July 6, 2007 (File No. 001-32975);

•	Current Reports on Form 8-K, dated June 4, 2007, filed on June 8, 2007 (File No. 001-32975);

•	Current Reports on Form 8-K, dated May 23, 2007, filed on May 30, 2007 (File No. 001-32975);

•	Current Reports on Form 8-K, dated March 1, 2007, filed on March 2, 2007 (File No. 001-32975);

•	Current Reports on Form 8-K, dated February 21, 2007, filed on February 21, 2007 (File No. 001-32975);

•	Current Report on Form 8-K/A, dated December 19, 2006, as amended by Current Report on Form 8-K/A, dated March 7, 2007, filed on April 10, 2007 (File No. 001-32975);

•	Current Report on Form 8-K/A, dated December 19, 2006, filed on March 7, 2007 (File No. 001-32975);

•	Proxy Statement on Schedule 14A, filed on April 30, 2007 (File No. 001-32236);

•

The description of our Class A common stock contained in the Registration Statement on Form 8-A, dated August 7, 2006, filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

•

All documents filed by Evercore Partners Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Evercore Partners Inc., 55 East 52nd Street, 38th Floor, New York, NY 10055. You also may contact us at (212) 857-3100 or visit our website at http://www.evercore.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Evercore Partners Inc.:

We have audited the accompanying consolidated statement of financial condition of Evercore Partners Inc. and subsidiaries (the “Successor”) as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the period from August 10, 2006 to December 31, 2006. We have also audited the accompanying combined statement of financial condition of Evercore Holdings (the “Predecessor”) as of December 31, 2005, and the related combined statements of income, changes in members’ equity and cash flows for the period from January 1, 2006 to August 9, 2006, and the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Successors and Predecessors’ (collectively the “Company”) management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor’s consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor as of December 31, 2006, and the results of its operations and its cash flows for the period August 10, 2006 to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor’s combined financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2005, and the results of its operations and its cash flows for the period January 1, 2006 to August 9, 2006, and the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the combined/consolidated financial statements, the Successor was formed on August 10, 2006 pursuant to a contribution and sale agreement. As discussed in Note 2 to the combined/consolidated financial statements, effective January 1, 2006, the Successor adopted Statement of Financial Accounting Standard (SFAS) No. 123(R) Share-Based Payment. As discussed in Note 2 to the combined/consolidated financial statements, commencing August 10, 2006, the Company became subject to U.S. corporate federal income tax that it accounts for in accordance with SFAS No. 109 Accounting for Income Taxes.

/s/ Deloitte & Touche LLP

New York, New York

April 2, 2007

May 15, 2007 (as to Note 21 related to Stock Based Compensation and Dividends)

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share and per share data)

	Combined December 31, 2005	Consolidated December 31, 2006
	PREDECESSOR	SUCCESSOR
ASSETS
Current Assets
Cash and Cash Equivalents	$37,855	$65,420
Trading Securities	—	4,216
Financial Instruments Owned and Pledged as Collateral at Fair Value	—	73,847
Securities Purchased Under Agreements to Resell	—	10,266
Accounts Receivable (net of allowances of $256 on December 31, 2005 and $208 on December 31, 2006)	12,708	55,247
Receivable from Members, Employees and Related Parties	1,952	1,443
Receivable from Affiliates	1,255	1,189
Debt Issuance Costs	607	—
Prepaid Expenses	604	3,141
Other Current Assets	353	990

Total Current Assets	55,334	215,759
Investments	16,755	16,009
Deferred Tax Asset	205	1,774
Deferred Offering and Acquisition Costs	5,138	—
Furniture, Equipment and Leasehold Improvements, Net	2,263	4,373
Goodwill	—	37,966
Intangible Assets, Net	—	23,080
Other Assets	1,761	2,542

TOTAL ASSETS	$81,456	$301,503

LIABILITIES AND MEMBERS’ AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued Compensation and Benefits	$13,165	$48,094
Accounts Payable and Accrued Expenses	11,672	8,948
Securities Sold Under Agreements to Repurchase	—	84,135
Deferred Revenue	935	404
Notes Payable to Related Parties	—	3,000
Payable to Members and Employees	659	338
Payable to Affiliates	440	306
Capital Leases Payable—Current	193	132
Taxes Payable	1,730	6,535
Other Current Liabilities	626	15

Total Current Liabilities	29,420	151,907
Deferred Tax Liability	25	107
Capital Leases Payable—Long-Term	232	94

TOTAL LIABILITIES	29,677	152,108

Commitments and Contingencies
Minority Interest	274	36,918
Members’ and Stockholders’ Equity
Members’ Equity	51,301	—
Common Stock:
Class A, par value $0.01 per share (1,000,000,000 shares authorized, 6,359,558 issued and outstanding)	—	64
Class B, par value $0.01 per share (1,000,000 shares authorized, 51 issued and outstanding)	—	—
Additional Paid-In-Capital	—	108,564
Retained Earnings	—	3,786
Accumulated Other Comprehensive Income	204	63

TOTAL MEMBERS’ AND STOCKHOLDERS’ EQUITY	51,505	112,477

TOTAL LIABILITIES AND MEMBERS’ AND STOCKHOLDERS’ EQUITY	$81,456	$301,503

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
REVENUES
Advisory Revenue	$69,205	$110,842	$96,122	$87,659
Investment Management Revenue	16,967	14,584	16,860	6,400
Interest Income and Other Revenue	145	209	643	8,813

TOTAL REVENUES	86,317	125,635	113,625	102,872
Interest Expense	—	—	—	6,783

NET REVENUES	86,317	125,635	113,625	96,089

EXPENSES
Employee Compensation and Benefits	17,084	24,115	20,598	52,316
Occupancy and Equipment Rental	3,090	3,071	2,233	1,971
Professional Fees	8,031	23,892	13,527	6,739
Travel and Related Expenses	3,352	4,478	4,176	3,130
Communications and Information Services	812	898	1,075	815
Financing Costs	—	—	1,706	11
Depreciation and Amortization	667	778	666	3,234
Other Operating Expenses	1,437	1,871	1,319	2,066

TOTAL EXPENSES	34,473	59,103	45,300	70,282

Other Income	76	—	—	—

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	51,920	66,532	68,325	25,807
Provision for Income Taxes	2,114	3,372	2,368	6,030
Minority Interest	29	8	6	15,991

NET INCOME	$49,777	$63,152	$65,951	$3,786

Net Income Available to Holders of Shares of Class A Common Stock	N/A	N/A	N/A	$3,786
Weighted Average Shares of Class A Common Stock Outstanding:
Basic	N/A	N/A	N/A	4,956
Diluted	N/A	N/A	N/A	4,956

Net Income Per Share:
Basic	N/A	N/A	N/A	$0.76

Diluted	N/A	N/A	N/A	$0.76

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ AND STOCKHOLDERS’ EQUITY

TWELVE MONTHS ENDED DECEMBER 31, 2004, 2005 and 2006

(in thousands, except share data)

	Members’ Equity	Common Stock		Additional Paid-In-Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total Members’ and Stockholders’ Equity
		Shares	Dollars
Combined
PREDECESSOR
Balance at January 1, 2004	$26,963	—	$—	$—	$90	$—	$27,053
Net Income	49,777	—	—	—	—	—	49,777
Other Comprehensive Income:
Unrealized Gains on Available-For-Sale Securities (net of tax of $15)	—	—	—	—	157	—	157
Less Reclass for Unrealized Gains included in Net Income (net of tax of $8)	—	—	—	—	(84)	—	(84)

Net Other Comprehensive Income	—	—	—	—	73	—	73

Total Comprehensive Income	49,777	—	—	—	73	—	49,850
Members’ Contributions	900	—	—	—	—	—	900
Members’ Distributions	(26,524)	—	—	—	—	—	(26,524)

Balance at December 31, 2004	51,116	—	—	—	163	—	51,279
Net Income	63,152	—	—	—	—	—	63,152
Other Comprehensive Income:
Unrealized Gains on Available-For-Sale Securities (net of tax of $4)	—	—	—	—	41	—	41

Total Comprehensive Income	63,152	—	—	—	41	—	63,193
Members’ Contributions	2,291	—	—	—	—	—	2,291
Members’ Distributions	(65,258)	—	—	—	—	—	(65,258)

Balance at December 31, 2005	51,301	—	—	—	204	—	51,505
Net Income Allocable to Members	65,951	—	—	—	—	—	65,951
Members’ Contributions	2,644	—	—	—	—	—	2,644
Members’ Distributions	(100,711)	—	—	—	—	—	(100,711)
Members’ Draw	(6,503)	—	—	—	—	—	(6,503)
Private Equity Funds Distributions	(3,872)	—	—	—	—	—	(3,872)
Distribution of Available-For-Sale Securities	—	—	—	—	(204)	—	(204)
Elimination of Non-Contributed Entities	(16,452)	—	—	—	—	—	(16,452)
Capital Issuance Related to Acquisition	27,510	—	—	—	—	—	27,510
Transfer to Minority Interest	(19,868)	—	—	—	—	—	(19,868)

Balance at August 9, 2006	$—	—	$—	$—	$—	$—	$—

Consolidated
SUCCESSOR
Balance at August 10, 2006	$—	—	$—	$—	$—	$—	$—
Net Income Available to Class A Common Shareholders	—	—	—	—	—	3,786	3,786
Proceeds—Issuance of Common Stock, net of $13,995 Issuance Costs	—	4,542,500	45	81,352	—	—	81,397
Issuance of Common Stock Related to Acquisitions	—	1,817,058	19	22,813	—	—	22,832
Issuance of Restricted Stock Units	—	—	—	4,399	—	—	4,399
Other Comprehensive Income	—	—	—	—	63	—	63

Balance at December 31, 2006	$—	6,359,558	$64	$108,564	$63	$3,786	$112,477

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

			Combined	Consolidated
	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$49,777	$63,152	$65,951	$3,786
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Stock Compensation	—	—	—	4,399
Depreciation and Amortization	667	778	1,273	3,234
Gain (Loss) on Disposal of Equipment	69	—	—	—
Minority Interest	29	8	6	15,991
Bad Debt Expense	50	330	—	—
Realized Gain on Investment	(76)	—	—	—
Net Realized and Unrealized (Gains) and Losses on Investments	(3,122)	998	(4,845)	(1,476)
Net Realized and Unrealized (Gains) and Losses on Trading Securities	—	—	160	(461)
(Increase) Decrease in Operating Assets:
Trading Securities	—	—	(3,158)	(752)
Financial Instruments Owned and Pledged as Collateral at Fair Value	—	—	—	123,685
Securities Purchased Under Agreements to Resell	—	—	—	196,141
Accounts Receivable	(5,525)	(5,495)	3,982	(40,678)
Placement Fees Receivable	2,487	2,487	—	—
Receivable from Members, Employees and Related Parties—Current	(1,128)	250	494	15
Receivable from Affiliates	(1,800)	808	(302)	(883)
Prepaid Expenses	(54)	(306)	(1,270)	(908)
Other Current Assets	—	(335)	308	107
Deferred Tax Asset	(111)	—	—	(1,569)
Deferred Offering and Acquisition Costs	—	(5,138)	(7,089)	(1,140)
Receivable from Members, Employees and Related Parties—Long-term	134	—	—	—
Other Assets	3	(208)	(49)	327
Increase (Decrease) in Operating Liabilities:
Accrued Compensation and Benefits	3,601	4,355	2,488	28,235
Accounts Payable and Accrued Expenses	2,346	7,561	740	(6,428)
Securities Sold Under Agreements to Repurchase	—	—	—	(319,847)
Placement Fees Payable	(2,487)	(2,487)	—	—
Deferred Revenue	253	(478)	1,344	(1,875)
Payable to Members and Employees	237	(247)	(243)	(6,001)
Payable to Affiliates	141	104	832	306
Deferred Tax Liability	61	(68)	—	82
Taxes Payable	863	194	31	5,385
Other Current Liabilities	142	419	(529)	(82)

Net Cash Provided by (Used in) Operating Activities	46,557	66,682	60,124	(407)

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired from Acquisitions	—	—	3,972	1,370
Investments Purchased	(545)	(5,793)	(9,202)	(5,476)
Proceeds from Investments Sold	3,056	5,010	3,497	2,536
Purchase of Furniture, Equipment and Leasehold Improvements	(1,048)	(1,024)	(1,272)	(912)
Elimination of Cash for Non-Contributed Entities	—	—	(54)	—
Other Assets	(724)	(679)	—	(547)

Net Cash Provided by (Used in) Investing Activities	739	(2,486)	(3,059)	(3,029)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for Capital Leases Payable	(107)	(147)	(120)	(85)
Contributions from Members	900	2,291	2,644	—
Net Capital Contributions from Minority Interest Members	81	1	—	—
Net Proceeds from IPO	—	—	—	88,590
Repayment of Short-Term Borrowings	—	—	—	(30,000)
Payment of Notes Payable-Protego	—	—	—	(6,050)
Short-Term Borrowings	—	—	30,000	—
Debt Issuance Costs	—	(607)	—	—
Distributions to Members	(26,524)	(65,258)	(111,086)	—

Net Cash Provided by (Used in) Financing Activities	(25,650)	(63,720)	(78,562)	52,455

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	—	43
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21,646	476	(21,497)	49,062
CASH AND CASH EQUIVALENTS—Beginning of Period	15,733	37,379	37,855	16,358

CASH AND CASH EQUIVALENTS—End of Period	$37,379	$37,855	$16,358	$65,420

EVERCORE PARTNERS INC.

COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
SUPPLEMENTAL CASH FLOW DISCLOSURE
Payments for Interest—Company Debt	$145	$99	$917	$212

Payments for Interest—Collateralized Financing Transactions	$—	$—	$—	$6,783

Payments for Income Taxes	$1,284	$3,276	$3,808	$2,293

Fixed Assets Acquired Under Capital Leases	$55	$124	$—	$—

Non-Cash Distribution of Available-For-Sale-Securities	$—	$—	$416	$—

Purchase of Subsidiaries
Non-Interest bearing Evercore LP Notes	$—	$—	$7,000	$—
Interest bearing Evercore Partners Inc. Notes	—	—	—	3,000
Evercore Class A Shares	—	—	—	21,882
Evercore LP Partnership Units	—	—	27,510	—
Acquisition Costs	—	—	3,420	2,529
Cash Paid	—	—	—	392

Total Purchase Price	—	—	37,930	27,803

Accounts Receivable	—	—	(6,582)	(656)
Financial Instruments Owned and Pledged as Collateral at Fair Value	—	—	(198,511)	—
Securities Purchased Under Agreements to Resell	—	—	(207,596)	—
Other Current Assets	—	—	—	(613)
Investments	—	—	(1,670)	—
Fixed Assets	—	—	(990)	(183)
Intangible Assets	—	—	(3,480)	(22,254)
Goodwill	—	—	(30,986)	(6,829)
Other Assets	—	—	(483)	(62)
Securities Sold Under Agreements to Repurchase	—	—	406,150	—
Other Current Liabilities	—	—	2,756	4,556
Dividend Payable	—	—	6,375	—
Minority Interest	—	—	1,059	—

Cash Acquired from Purchase	$—	$—	$3,972	$1,762

Elimination of Non-Contributed Entities
Members’ Equity of Non-Contributed Entities	$—	$—	$16,452	$—
Due To (From) Members and Employees	—	—	1,255	—
Due To (From) Uncombined Affiliates	—	—	(1,257)	—
Investments	—	—	(16,757)	—
Accounts Payable and Accrued Expenses	—	—	88	—
Minority Interest	—	—	273	—

Cash Withdrawal from General Partner Entity	$—	$—	$54	$—

Issuance of Common Stock to repay Note Payable	$—	$—	$—	$950

Non-Cash Deferred IPO Costs	$—	$—	$—	$7,193

Transfer of Members’ Equity to Minority Interest	$—	$—	$19,868	$—

See Notes to Combined/Consolidated Financial Statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Note 1—Organization

Evercore Partners Inc. and subsidiaries (the “Successor Company”) is an investment banking firm, incorporated in Delaware on July 21, 2005 and headquartered in New York, New York. The Successor Company is a holding company and its sole material asset is a controlling equity interest in Evercore LP. The Successor Company is the sole general partner of Evercore LP and, through Evercore LP and its operating entity subsidiaries, the Successor Company has continued to conduct the same business as prior to the Reorganization referred to below by certain combined and consolidated entities under the common ownership of the Evercore Senior Managing Directors (the “Members”) and common control of two of the founding Members (the “Founding Members”).

On August 10, 2006, pursuant to a contribution and sale agreement dated May 12, 2006: 1) the Members contributed to Evercore LP each of the various entities included in the historical combined financial statements of Evercore Holdings (the “Predecessor Company”), with the exception of the general partners of Evercore Capital Partners L.P. and its affiliated entities (collectively “ECP I”), Evercore Capital Partners II L.P. and its affiliated entities (collectively “ECP II”) and Evercore Venture Partners L.P. and its affiliated entities (collectively “EVP”), which are Company sponsored private equity funds, and of Evercore Founders L.L.C. and Evercore Founders Cayman Ltd. (collectively, the “Founders”), which are the entities through which the Founding Members fund their additional commitments to ECP I and acquired an interest in the general partner of ECP II, which will permit Evercore LP to receive 8% to 9% (depending on the particular fund investment) of any carried interest from that fund following the contribution (the “Formation Transaction”) and 2) Evercore LP acquired Protego Asesores S. de R.L. (“Protego”) and its subsidiaries and Protego SI, S.C. (“Protego SI”) from its directors and other stockholders. On August 16, 2006, the Company completed the initial public offering (“IPO”) of its Class A common stock. The Formation Transaction and IPO are collectively referred to as the “Reorganization”. On December 19, 2006, the Company acquired all of the outstanding shares of Braveheart Financial Services Limited (“Braveheart”) pursuant to a purchase and sale agreement dated July 31, 2006. Subsequently Braveheart was renamed Evercore Partners Limited (“Evercore Europe”). Where reference is made to the periods prior and subsequent to the IPO, the term “the Company” refers to the Predecessor Company and Successor Company, respectively.

The Successor Company’s combined/consolidated financial statements include the accounts of the Company’s subsidiaries. The sole direct subsidiary of the Company is Evercore LP. The subsidiaries of Evercore LP are as follows:

•

Evercore Group Holdings L.P. (“EGH”), which indirectly, through its wholly-owned subsidiary, Evercore Partners Services East L.L.C. (“East”), a Delaware limited liability company, owns all of the interests in each of the following entities:

•

Evercore Group L.L.C. (“EGL”), is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is registered with the National Association of Securities Dealers, Inc. EGL is a limited service entity, which specializes in rendering selected financial advisory services. EGL was converted to a limited liability company from an S corporation on April 19, 2006;

•	Evercore Advisors L.L.C., a Delaware limited liability company, provides investment advisory services to ECP II;

•	Evercore Venture Advisors L.L.C., a Delaware limited liability company, provides investment advisory services to EVP;

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

Evercore Advisors I L.L.C., a Delaware limited liability company, provides investment advisory services to ECP I. Evercore Advisors Inc. was converted into Evercore Advisors I L.L.C. on August 10, 2006;

•

Evercore Properties L.L.C., a Delaware limited liability company, is a lease holding entity for the Company’s New York offices. With respect to the Company’s California offices, such leases are held by East. Evercore Properties Inc. was converted into Evercore Properties L.L.C. on August 10, 2006.

•	Evercore Financial Advisors L.L.C., a Delaware limited liability company.

•	Evercore Restructuring L.L.C., a Delaware limited liability company.

•	Evercore Group Holdings L.L.C., a Delaware limited liability company, is the general partner of EGH.

•	Evercore GP Holdings L.L.C. (“GP Holdings”), which is a non-managing member of the general partner of ECP II.

•	Protego SI, a Mexican company whose main activity is the provision of advisory and related services.

•

Protego, which together with Evercore LP, owns all of the interests in each of the following entities that principally provide advisory, investment management and administrative services: Protego Administradores, S. de R.L., Sedna, S. de R.L., Protego PE, S. de R.L., Protego Servicios, S.C., Protego Casa de Bolsa (“PCB”) and Protego CB Servicios, S. de R.L. (“PCBS”). All of these entities are 100% owned by Protego, with the exception of PCB and PCBS. PCB and PCBS were established for Protego’s asset management business and are 70.0% and 70.6%, respectively, owned by the Company. The remaining interest in these entities is held by third party outsiders.

•	Evercore Partners Limited, a U.K. company whose main activity is the provision of advisory and related services.

The Predecessor Company, prior to the Reorganization referred to above, was comprised of certain combined entities under the common ownership of the Members and common control of the Founding Members.

The Combined Financial Statements of the Predecessor Company are comprised of the following entities:

•	EGH and subsidiaries.

•	Evercore Group Holdings L.L.C.

•	Evercore Partners L.L.C., Evercore Offshore Partners Ltd. and Evercore Partners Cayman L.P. are the general partners of various ECP I entities.

•	Evercore Partners II L.L.C. and Evercore Venture Management L.L.C. (“EVM”) are the general partners of ECP II and EVP, respectively.

•	The Founders are the entities through which the Company funds its additional commitments to ECP I.

The Company’s principal activities are divided into two reportable segments:

•	Advisory—includes advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings and similar corporate finance matters; and

•

Investment management—prior to the IPO, investment management includes the management of outside capital invested in the Company’s sponsored private equity funds: ECP I, ECP II and EVP, the Company’s principal investments in ECP I, ECP II and EVP, and the Company’s investments in, and managed by, Evercore Asset Management L.L.C. (“EAM”). Subsequent to the IPO, investment

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

management includes the management of outside capital invested in the Company’s sponsored private equity funds: ECP I, ECP II, EVP and Discovery Americas I, L.P. (the “Discovery Fund”), the Company’s principal investments in ECP II, GP Holdings, the Discovery Fund and EAM. Where reference is made to the periods prior and subsequent to the IPO, the term “Private Equity Funds” refers to the Company’s principal investments in the respective private equity funds mentioned above. Each of the Private Equity Funds is managed by its own general partners, and outside investors participate in the Private Equity Funds as limited partners. Investment management also includes the management of outside funds by PCB.

Note 2—Significant Accounting Policies

Basis of Presentation—The combined/consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s policy is to consolidate all majority-owned subsidiaries in which it has a controlling financial interest as well as variable interest entities where the Company is deemed to be the primary beneficiary. All intercompany transactions and balances have been eliminated.

The combined/consolidated financial statements of the Company are comprised of the consolidation of Evercore LP, EGH and its general partner, GP Holdings, Evercore LP’s wholly-owned subsidiaries, Protego and Braveheart and, prior to the Reorganization, the combination of its general partners of the Private Equity Funds and Founders, entities that are wholly-owned or controlled by the Company.

The current period financials reflect each financial statement category including the activity as the Company stood prior to the Reorganization through August 9, 2006. For the remainder of the period beginning August 10, 2006, the results of just those entities contributed to Evercore LP under the Reorganization are reflected in the combined/consolidated financial statements.

The Company accounted for the Formation Transaction as an exchange between entities under common control and recorded the net assets and members’ equity of the contributed entities at historical cost.

Subsequent to the IPO, the Company became the sole general partner of Evercore LP. The Company’s interest in Evercore LP is within the scope of the Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). Although the Company has a minority economic interest in Evercore LP, it has a majority voting interest and controls the management of Evercore LP. Additionally, although the limited partners have an economic majority of Evercore LP, they do not have the right to dissolve the partnership or substantive kick-out rights or participating rights, and, therefore, lack the ability to control Evercore LP. Accordingly, the Company consolidates Evercore LP and records minority interest for the economic interest in Evercore LP held directly by the Members and Founding Members.

Investments in non-majority-owned companies in which the Company has significant influence are accounted for by the Company using the equity method.

The following accounting policies apply to both the Predecessor Company and Successor Company unless otherwise specified.

Reclassifications—Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes” (“SFAS 109”), beginning in 2006, the Company began to separately disclose deferred tax assets and tax liabilities on the Combined/Consolidated Statement of Financial Condition.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications were made to the December 31, 2005 Combined/Consolidated Statement of Financial Condition for comparative purposes.

During the fourth quarter of 2006, the Company began reporting balances related to Restricted Cash as part of Other Assets, whereas in prior periods these balances were reported as Restricted Cash as part of current assets. All prior periods have been reclassified to conform to this presentation.

Minority Interest—Minority interest recorded on the combined financial statements of the Predecessor Company relates to the minority interest of an unrelated third-party in EVM, the general partner of EVP. EVM is owned by the Founding Members, an unrelated third-party, which owns approximately 53%, and Evercore Venture Partners L.L.C., which owns approximately 47%. Evercore Venture Partners L.L.C. is under common ownership of the Company and is the managing member of EVM. As a result, the Company included in its Combined Statements of Income all of the net income of EVM with an appropriate minority interest of approximately 53%. Minority interest recorded on the consolidated financial statements of the Successor Company relates to the minority interest of the Members in Evercore LP and the portion of PCB not owned by the Company.

Use of Estimates—The preparation of the combined/consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined/consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates relate to the valuation of portfolio investments in companies owned by the Private Equity Funds (the “Portfolio Companies”), financial instruments owned, the allowance for doubtful accounts for accounts receivables, compensation liabilities, tax liabilities, deferred tax assets and liabilities, goodwill, intangible assets and other matters that affect reported amounts of assets and liabilities. Actual amounts could differ from those estimates and such differences could be material to the combined/consolidated financial statements.

Cash and Cash Equivalents—Cash and cash equivalents consist of short-term highly liquid investments with remaining maturities of three months or less.

Trading Securities—The Company invests in readily marketable equity securities that are managed by EAM. Trading Securities are valued using quoted market prices on applicable exchanges or markets. The realized and unrealized gains and losses on Trading Securities are included in the Combined/Consolidated Statements of Income in Investment Management Revenue.

Restricted Cash—The Company was required to maintain compensating balances of $1,519 at December 31, 2005 and 2006 as collateral for letters of credit issued by a third party in lieu of a cash security deposit, as required by the Company’s lease for certain of its New York office space. Additionally, the Successor Company has $547 of cash being held in escrow related to carried interest received from the Private Equity Funds. These balances are included in Other Assets on the Combined/Consolidated Statements of Financial Condition. These funds are not considered as Cash and Cash Equivalents for purposes of the Combined/Consolidated Statements of Cash Flows.

Financial Instruments Owned and Pledged as Collateral at Fair Value—The Successor Company’s financial instruments owned and pledged as collateral at fair value consist principally of foreign government obligations, which are recorded on a trade date basis and are stated at quoted market values. Related gains and losses are reflected in Interest Income and Other Revenue on the Combined/Consolidated Statements of Income. The Successor Company pledges the financial instruments owned and pledged as collateral at fair value to collateralize certain financing arrangements which permits the counterparty to pledge the securities.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase—The Successor Company has securities purchased under agreements to resell of $10,266 at December 31, 2006, for which it received collateral with a fair value of $10,267 at December 31, 2006. Additionally, the Successor Company has securities sold under agreements to repurchase of $84,135 at December 31, 2006, for which it pledged collateral with a fair value of $84,115 at December 31, 2006. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions. The agreements provide that the transferor will receive substantially the same securities in return at the maturity of the agreement and the transferor will obtain from the transferee sufficient cash or collateral to purchase such securities during the term of the agreement. These transactions are carried at the amounts at which the related securities will be subsequently resold or repurchased, plus accrued interest payables or receivable. As these transactions are short-term in nature, their carrying amounts are a reasonable estimate of fair value.

Accounts Receivable—Accounts receivable consists primarily of advisory fees and expense reimbursements charged to the Company’s clients. Accounts receivable as of December 31, 2005 and 2006 include unbilled client expense receivables in the amount of $1,451 and $2,630, respectively.

Accounts receivable are reported net of any allowance for doubtful accounts. Management of the Company derives the estimate through specific identification for the allowance for doubtful accounts by utilizing past client transaction history and an assessment of the client’s creditworthiness, and has determined that an allowance for doubtful accounts of $256 as of December 31, 2005 and $208 as of December 31, 2006 was required.

Fair Value of Financial Instruments—The majority of the Company’s assets and liabilities are recorded at fair value or at amounts that approximate fair value. Such assets and liabilities include cash and cash equivalents, investments, securities, financial instruments, receivables and payables, and accruals.

Investments—The Company’s investments, which are accounted for under the equity method of accounting, consist of investments in Private Equity Funds, the Company’s equity investment in EAM managed funds and the Company’s equity interest in EAM.

The Private Equity Funds consist primarily of investments in marketable and non-marketable securities of the Portfolio Companies. The underlying investments held by the Private Equity Funds are valued based on quoted market prices or estimated fair value if there is no public market. The fair value of the Private Equity Funds’ investments in non-marketable securities is ultimately determined by the Company. The Company determines fair value of non-marketable securities by giving consideration to a range of factors, including but not limited to market conditions, operating performance (current and projected) and subsequent financing transactions. Due to the inherent uncertainty in the valuation of these non-marketable securities, estimated values may materially differ from the values that would have been used had a ready market existed for these investments. Investments in publicly traded securities held by the Private Equity Funds are valued using quoted market prices.

The equity investment in funds managed by EAM consists primarily of readily marketable equity securities that are valued using quoted market prices on applicable exchanges or markets.

The Company reflects its pro rata share of realized and unrealized gains and losses from changes in the values associated with the private equity investments and the funds managed by EAM. Such gains and losses are included in the Combined/Consolidated Statements of Income in Investment Management Revenue.

The Company holds a 41.7% interest in EAM that is accounted for under the equity method. The Company records its pro rata share of net income or losses in Investment Management Revenue on the Combined/

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated Statements of Income. Capital contributions made and distributions from EAM are reflected as an increase or decrease in basis, respectively.

The Company annually assesses its Equity Method Investments for Impairment per Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”.

Business Combinations—The Company accounts for acquisitions using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations”. The purchase price of the acquisition is allocated to the assets acquired and liabilities assumed using the fair values determined by management as of the acquisition date.

Goodwill and Intangible Assets—SFAS No. 142, “Goodwill and Other Intangible Assets” does not permit the amortization of goodwill and indefinite-lived assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment. Finite life intangible assets are amortized over their estimated useful lives, which are periodically reevaluated and are also reviewed annually for impairment.

Furniture, Equipment and Leasehold Improvements—Fixed assets, including office equipment, hardware and software and leasehold improvements, are stated at cost, net of accumulated depreciation and amortization. Furniture, equipment and computer hardware and software are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

The Company capitalizes certain costs of computer software obtained for internal use and amortizes the amounts over the estimated useful life of the software, generally not exceeding three years. Capitalized internal-use software costs include only external direct costs of materials and services consumed in developing or obtaining the software. Capitalization of these costs ceases no later than the point at which software development projects are substantially complete and ready for their intended purposes.

Upon retirement or disposition of assets, the cost and related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss, if any, is recognized as a gain or loss on disposition of assets in other operating income or expense. Expenditures for maintenance and repairs are expensed as incurred.

Leases—Leases are accounted for in accordance with SFAS No. 13, “Accounting for Leases”. Leases are classified as either capital or operating as appropriate. For capital leases, the present value of the future minimum lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the lesser of the lease term or useful life of the asset. For operating leases the Company reflects lease expense over the term of the lease on a straight-line basis.

Revenue—Total Revenues reflect revenues from advisory and investment management that includes transaction related client reimbursements plus Interest Income and Other Revenue. Net Revenues reflect Total Revenues less interest expense principally related to repurchase and reverse repurchase agreements.

Advisory Revenue—The Company earns advisory revenue through: 1) success fees based on the occurrence of certain events which may include announcements or completion of various types of financial transactions; 2) retainer arrangements and 3) fairness opinions.

The Company recognizes advisory revenue when: 1) there is evidence of an arrangement with a client; 2) agreed upon services have been provided; 3) fees are fixed or determinable and 4) collection is reasonably assured.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fees paid in advance of services rendered are initially recorded as deferred revenue and recognized as advisory revenue ratably over the period in which the related service is rendered.

Investment Management Revenue—Our investment management business generates revenues from the management of the Private Equity Funds and traditional asset management products.

Private Equity Revenue—Private equity revenue sources include the following: 1) management fees; 2) Portfolio Company fees; 3) carried interest and 4) gains (or losses) on investments in the Private Equity Funds the Company manages.

Management Fees—Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to the Private Equity Funds. Management fees are payable semi-annually in advance on committed capital during the Private Equity Funds’ investment period, and on invested capital, thereafter. Management fees are initially recorded as deferred revenue and revenue is recognized ratably, thereafter, over the period during which services are provided.

The Private Equity Funds partnership agreements provide for a reduction of management fees for certain Portfolio Company fees earned by the Company. Portfolio Company fees are recorded as revenue when earned and are offset, in whole or in part, against future management fees. Such offsets amounted to $742, $2,004, $1,452 and $3,295 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, respectively.

The ECP II partnership agreement also provides that placement fees paid by its limited partners are offset against future management fees. Such offsets amounted to $2,487, $2,487, $0 and $0 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, respectively.

Portfolio Company Fees—Portfolio Company fees include monitoring, director and transaction fees associated with services provided to the Portfolio Companies of the Private Equity Funds the Company manages.

Monitoring fees are earned by the Company for services provided to the Portfolio Companies with respect to the development and implementation of strategies for improving operating, marketing and financial performance. Monitoring fee revenue is recognized ratably over the period for which services are provided.

Director fees are earned by the Company for the services provided by Members who serve on the Board of Directors of Portfolio Companies. Director fees are recorded as revenue when payment is received. This policy does not yield results that are materially different compared to recording revenue when services are provided, as required by GAAP.

Transaction fees are earned by the Company for providing advisory services to Portfolio Companies. These fees are earned and recognized on the same basis as advisory revenue.

Gains (Losses) on Investments in the Private Equity Funds—Prior to the IPO, the Company’s investments in the Private Equity Funds consisted of general partnership interest and related commitments in ECP I, ECP II and EVP. Subsequent to the IPO, the Company’s investments in the Private Equity Funds consisted of its equity interest in ECP II and the Discovery Fund. Investments in the Private Equity Funds are accounted for under the Equity Method whereby the Company recognizes its allocable share of the fair value of the Private Equity Funds’ underlying investments as realized and unrealized gains (or losses), which are reflected as revenue in the Combined/Consolidated Statements of Income.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Carried Interest—The Company records incentive fee revenue from the Private Equity Funds when the returns on the Private Equity Funds’ investments exceed certain threshold minimums. These incentive fees, or carried interest are computed in accordance with the underlying Private Equity Funds’ partnership agreements and are based on investment performance over the life of each investment partnership. Prior to the IPO, all of the carried interest earned from ECP I, ECP II and EVP was included in revenues. For the period subsequent to the IPO, the Company recognizes as revenue, through its equity interest in the general partner of ECP II and the Discovery Fund, its pro rata share of any realized and unrealized carried interest.

Future investment underperformance of the Private Equity Funds may require amounts of carried interest previously distributed to the general partners of the funds to be returned. The Members, in their capacity as members of the general partner of ECP I, have severally but not jointly guaranteed their pro rata share of the ECP I general partner’s obligation (which may arise due to investment underperformance) to refund to outside investors in ECP I amounts of carried interest previously distributed to the ECP I general partner. The Members, in their capacity as members of the general partner of ECP II, including the Company for the period after the IPO, have jointly and severally guaranteed their pro rata share of the ECP II general partner’s obligation (which may arise due to investment underperformance) to refund to outside investors in ECP II amounts of carried interest previously distributed to the ECP II general partner, however each Member’s obligation pursuant to such guarantee is capped at 125% of such Member’s pro rata share of such amount.

As required by the ECP I and ECP II partnership agreements, the general partner of each of ECP I and ECP II has established third party escrow accounts and deposited a portion of carried interest in such accounts to satisfy any obligation of such general partner, including the obligation to return all or a portion of carried interest previously distributed to such general partner due to investment underperformance of the related fund. Prior to the IPO, these escrowed amounts were not included in the Company’s accounts, as these funds were the property of members of the general partner. Subsequent to the IPO, the Company became a member of the general partner of ECP II and reflects its pro rata share of ECP II carried interest held in escrow on its balance sheet. The amount escrowed as of December 31, 2006 was $547 and this restricted cash is included in Other Assets on the Consolidated Statement of Financial Condition.

Traditional Asset Management Revenue—PCB’s revenue sources include the following: 1) management fees; 2) performance fees; 3) dealer spreads on client transactions and 4) net interest revenue earned by PCB in collateralized financing transactions.

Management Fees—Management fees are contractually based and are derived from investment management services provided in originating, recommending and consummating investment opportunities to clients of PCB. PCB receives fixed management fees that are recognized ratably over the relevant contract period.

Performance Fees—Performance fees, that are also referred to as incentive fees, are paid to the portfolio managers in an amount that depends on the managers’ performance relative to an associated benchmark. Performance fees are recorded as revenue pursuant to the client agreements.

Dealer Spreads—Dealer spreads are earned when PCB acts as an agent in securities transactions on behalf of its clients. Dealer spreads are recognized as revenue when transactions on behalf of clients are consummated.

Net Interest Revenue—Net interest revenue is derived from investing customer funds in financing transactions by PCB. These transactions are primarily repurchases and resales of Mexican government securities. Revenue and expenses associated with these transactions are recognized over the term of the repurchase or resale transaction.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Client Expense Reimbursement—In the conduct of its financial advisory service engagements and in the pursuit of successful Portfolio Company investments for the Private Equity Funds, the Company receives reimbursement for certain transaction-related expenses incurred by the Company on behalf of its clients. Such reimbursements are classified as either advisory or investment management revenues, as applicable. Transaction-related expenses, which are billable to clients, are recognized as revenue in accordance with EITF 01-14, “Income Statement Characterization of Reimbursement Received for Out of Pocket Expenses Incurred”, and recorded in accounts receivable on the later of: 1) the date of an executed engagement letter or 2) the date the expense is incurred. The Company reported such expense reimbursement as revenue on the Combined/Consolidated Statements of Income in the amount of $2,355, $3,374, $2,463 and $2,260 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, respectively.

Share-Based Payment—On December 16, 2004, the Financial Accounting Standards Board, (“FASB”), issued SFAS 123(R) “Share-Based Payment” which is a revision of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No, 25”) and amends SFAS No. 95, “Statement of Cash Flows” (“SFAS 95”). Prior to the IPO, the Predecessor Company operated as a series of partnerships, limited liability companies and Subchapter S corporations and did not historically issue stock-based compensation awards. The Company adopted SFAS 123(R) on January 1, 2006 and the impact on the Company’s Combined/Consolidated Statement of Financial Condition and Statements of Income subsequent to the IPO is discussed in Note 14—Stock Based Compensation.

Compensation and Benefits—Compensation includes salaries, bonuses (discretionary awards and guaranteed amounts) and severance but historically excluded any compensatory payments made to Members. After the Company’s IPO, compensatory payments made to these individuals are included in compensation expense. Bonuses are accrued over the service period to which they relate. Benefits includes both Member and employee benefit expense.

Foreign Currency Translation—Foreign currency assets and liabilities have been translated at rates of exchange prevailing at the end of the periods presented. Income and expenses transacted in foreign currency have been translated at average monthly exchange rates during the period. Translation gains and losses are included in the foreign currency translation adjustment as a component of Other Comprehensive Income in the Combined/Consolidated Statement of Changes in Members’ and Stockholders’ Equity.

Income Taxes—Prior to August 10, 2006, the Company had not been subject U.S. federal income tax, but had been subject to the New York City unincorporated business tax (“UBT”) and New York City general corporate tax on its U.S. earnings, including certain non-income tax fees in other jurisdictions where the Company had registered offices and conducted business. The Company’s operations were historically organized as a series of partnerships, limited liability companies and Subchapter S corporations. Taxes related to income earned by these entities represent obligations of the individual Members, partners or shareholders and have not historically been reflected in the accompanying combined/consolidated financial statements. Commencing August 10, 2006, the Company became subject to U.S. corporate federal income tax on its allocable share of the results of operations of the Company. The Company accounts for income taxes in accordance with SFAS 109, which requires the recognition of tax benefits or expenses on temporary differences between the financial reporting and tax bases of its assets and liabilities, as disclosed in Note 17—Income Taxes.

Deferred income taxes reflect the net tax effects of temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Such temporary differences are reflected on the Company’s Combined/Consolidated Statements of Financial Condition as deferred tax assets and liabilities.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Income Per Share—Subsequent to the IPO, the Company computes net income per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic Net Income per Share is computed by dividing income available to common shareholders by the weighted average of common shares outstanding for the period. Diluted Net Income per Share reflects the assumed conversion of all dilutive securities. See Note 13—Net Income Per Share. Prior to the Reorganization, the Company historically operated as a series of related partnerships, limited liability companies and Subchapter S corporations under the common control of the Founding Members. There was no single capital structure upon which to calculate historical earnings per share information. Accordingly, earnings per share information has not been presented for the Predecessor Company.

Comprehensive Income—Comprehensive income consists of net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that are included in Accumulated Other Comprehensive Income as a separate component of Members’ and Stockholders’ Equity but are excluded from net income. The Company’s other comprehensive income is comprised of unrealized gains on Available-for-Sale Securities and foreign currency translation.

Net Income—As a result of the Company operating as a series of partnerships, limited liability companies and Subchapter S corporations, payment for services rendered by the Members has historically been accounted for as a distribution from Members’ capital rather than as compensation and benefits expense. As a result, the Company’s operating income historically has not reflected payments for services rendered by its Members. These compensatory payments that occur after the Company’s IPO are included in Compensation and Benefits on the Combined/Consolidated Statements of Income.

The Members have historically received periodic distributions of operating proceeds, which are reported in the Statements of Changes in Members’ Equity as distributions. The amount of cash distributions received by the Members was $107,214 for the period January 1, 2006 through August 9, 2006.

Note 3—Recently Issued Accounting Pronouncements

SFAS 154—In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS 154 was issued. The adoption of SFAS 154 did not have a material effect on the Company’s financial condition, results of operations and cash flows.

SFAS 155—In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 permits an entity to measure at fair value any financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

SFAS 156—In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 156”) which requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and for subsequent measurements, permits an entity to choose either the amortization method or the fair value measurement method for each class of separately recognized servicing assets and servicing liabilities. SFAS 156 also requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial condition and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS 156 is effective in fiscal years beginning after September 15, 2006. The adoption of SFAS 156 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

FSP FIN 46(R)-6—In April 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R)” (“FSP FIN 46(R)-6”). FSP FIN 46(R)-6 requires that the determination of the variability to be considered in applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), be based on an analysis of the design of the entity. In evaluating whether an interest with a variable interest entity creates or absorbs variability, FSP FIN 46(R)-6 focuses on the role of a contract or arrangement in the design of an entity, regardless of its legal form or accounting classification. The Company adopted the guidance in FSP FIN 46(R)-6 prospectively on October 1, 2006 to all entities that the Company first became involved with and to all entities previously required to be analyzed under FIN 46R when a reconsideration event has occurred under paragraph 7 of FIN 46R. The adoption of FSP FIN 46(R)-6 did not have a material impact on the Company’s financial condition, results of operations and cash flows.

FIN 48—In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) which clarifies the criteria that must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN 48 provides a benefit recognition model with a two-step approach consisting of a “more-likely-than-not” recognition criteria, and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. FIN 48 also requires the recognition of liabilities created by differences between tax positions taken in a tax return and amounts recognized in the financial statements. FIN 48 is effective as of the beginning of the first annual period beginning after December 15, 2006. The adoption of FIN 48 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

SFAS 157—In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective in fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 157 on the financial condition, results of operations and cash flows of the Company.

SFAS 158—In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”) which requires an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial condition and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective in fiscal years beginning after December 15, 2008. The adoption of SFAS 158 is not expected to have a material impact on the financial condition, results of operations and cash flows of the Company.

SAB 108—In September 2006, the Securities and Exchange Commission (the “SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 permits the Company to adjust for the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings in the year of adoption. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

next presented. Such adjustments do not require previously filed reports with the SEC to be amended. The adoption of SAB 108 did not have a material impact on the financial condition, results of operations and cash flows of the Company.

SFAS 159—In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact of adopting SFAS 159 on the financial condition, results of operations and cash flows of the Company.

Note 4—Business Changes and Developments

Business Combination with Protego—The Company combined its business with that of Protego and its subsidiaries and Protego SI, an investment banking boutique in Mexico that provides advisory and investment management services to a wide array of clients in Latin America.

The combination with Protego happened prior to but in conjunction with the Formation Transaction and the closing of the IPO on August 16, 2006. Pursuant to the executed contribution and sales agreement, which is referred to collectively as the “Protego Combination”:

•

Evercore LP acquired all of Protego and its subsidiaries (including a 70% interest in PCB, Protego’s asset management subsidiary) and Protego SI in exchange for $7,000 aggregate principal amount of non-interest bearing notes; and

•

The Protego Directors became Senior Managing Directors of the Predecessor Company and subscribed, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting certain Directors and employees of Protego, for 1,760,187 vested and 351,362 unvested partnership units of Evercore LP.

Of the $7,000 in notes issued in consideration for the Protego Combination, $6,050 was paid in cash and $950 was issued in shares of Class A common stock valued at the IPO price of $21.00 per share. The Company issued 45,238 shares of Class A common stock upon the repayment of such notes. In addition, Protego distributed to its Directors cash and interests in certain accounts receivables, so as to distribute to its Directors all earnings for the period from January 1, 2005 through the closing date of August 9, 2006.

The Company accounted for the vested partnership units of Evercore LP issued in the Protego Combination as a component of the estimated purchase price pursuant to SFAS No. 141, “Business Combinations” (“SFAS 141”). The estimated value of the vested Evercore LP partnership units was determined by management.

The Company accounted for the unvested partnership units issued in the Protego Combination as future compensation expense and not as part of the purchase consideration. In accordance with SFAS 123(R), the unvested partnership units of Evercore LP will be charged to expense at the time a vesting event occurs or, if earlier, at the time a vesting event becomes probable. The expense will be based on the grant date fair value of the partnership units of Evercore LP, which will be the IPO price of the Class A common stock into which these partnership units are exchangeable.

The results of operations for Protego subsequent to the combination are reflected in the December 31, 2006 combined/consolidated financial statements of Evercore Partners Inc.

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of Braveheart—On July 31, 2006, the Company entered into a sale and purchase agreement to acquire Braveheart. On December 19, 2006, the Company completed this acquisition pursuant to this agreement. Braveheart was organized to provide corporate finance and private equity advisory services, subject to its receipt of applicable regulatory approvals. In exchange for 100% of the outstanding share capital of Braveheart, the Company paid initial consideration, deferred consideration and earn-out consideration, with a total value of $27,803. The initial consideration was comprised of 1,771,820 shares of Evercore Partners Inc. Class A common stock. The deferred consideration, payable at the Company’s sole discretion, is comprised of 590,607 additional shares of Class A common stock. If any portion of the payment of the deferred consideration becomes probable and the amount can be estimated, the Company will record deferred consideration payable in accordance with SFAS 141. The Braveheart shareholders also received earn-out consideration based on gross revenues generated by Braveheart. The amount of earn-out consideration was earned at the point of acquisition and accordingly, the Company issued to the Braveheart shareholders, collectively, $3,000 of loan notes due 2010, which bear interest at LIBOR plus 100 basis points and which are redeemable by the holder at any time after October 31, 2007. Additionally, the Company paid $392 in cash as part of the acquisition. As stated in Note 5—Related Parties, pursuant to a co-operation agreement, EGL paid Braveheart a retainer fee in the amount of $933 and the Company earned from Braveheart a retainer fee of $500.

If the Protego Combination and Braveheart acquisition were effective as of January 1, 2005 or January 1, 2006, respectively, the operating results of the Company, on a pro forma basis, would have been:

	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2006
	(unaudited)
Net Revenues	$146,294	$216,389
Net Income	5,293	9,385
Net Income Per Share	1.10	1.43

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NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to the executed contribution and sales agreement, the purchase price of the combination had been allocated to the assets acquired and liabilities assumed using the fair values as determined by management as of the acquisition date. The computation of the purchase price to net assets of Protego and Braveheart–based on their respective fair values as of August 9, 2006 and December 19, 2006, respectively–and resulting goodwill are presented below.

	Protego August 9, 2006	Braveheart December 19, 2006	Total
Purchase Price
Non-Interest-Bearing Evercore LP Notes	$7,000	$—
Interest-Bearing Evercore Partners Inc. Notes	—	3,000
Evercore LP Partnership Units	27,510	—
Evercore Class A Common Stock	—	21,882
Acquisition Costs	3,571	2,529
Cash Paid	—	392

Total Purchase Price	38,081	27,803
Fair Value of Assets Acquired and Liabilities Assumed
Cash	3,972	1,762
Accounts Receivable	6,582	656
Financial Instruments Owned and Pledged as Collateral at Fair Value	198,511	—
Securities Purchased Under Agreements to Resell	207,596	—
Investments	1,670	—
Fixed Assets	990	183
Intangible Assets	3,480	22,254
Other Assets	483	675
Securities Sold Under Agreements to Repurchase	(406,150)	—
Dividend Payable	(6,375)	—
Other Current Liabilities	(2,756)	(4,556)
Minority Interest	(1,059)	—

Identifiable Net Assets	6,944	20,974

Goodwill Resulting from the Business Combination	$31,137	$6,829	$37,966

In connection with the Protego and Braveheart acquisitions the Company recorded intangible assets of $25,734. The intangible assets were valued at the date of acquisition at their fair value, as determined by management. The assets will be amortized over their useful lives on a straight line basis, ranging from 0.5 years to 6 years. As of December 31, 2006 intangible assets, net of amortization, associated with these acquisitions were $23,080.

During the fourth quarter of 2006, an additional expense was incurred related to the Protego acquisition which increased the amount of goodwill recognized for the Protego acquisition by $151.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In conjunction with the Protego and Braveheart acquisitions, the intangible assets amounts assigned by asset class are presented below.

	As of December 31, 2006
	Gross Carrying Amount			Accumulated Amortization
	Protego	Braveheart	Total	Protego	Braveheart	Total
Client Backlog	$2,710	$12,840	$15,550	$2,106	$422	$2,528
Client Relationships	80	9,330	9,410	21	50	71
Broker Dealer License	240	—	240	19	—	19
Financial Services Authority License	—	84	84	—	1	1
Non-compete/Non-solicit Agreements	450	—	450	35	—	35

Total	$3,480	$22,254	$25,734	$2,181	$473	$2,654

Expense associated with amortization of intangibles was $0, $0, $0 and $2,654 for the years ended December 31, 2004 and 2005 and for the periods January 1, 2006 to August 9, 2006 and August 10, 2006 through December 31, 2006, respectively.

Based on the intangible assets as of December 31, 2006, annual amortization of intangibles for each of the next five years is as follows:

2007	$14,785
2008	1,716
2009	1,710
2010	1,710
2011	1,656

The amounts of goodwill acquired in the Protego and Braveheart acquisitions and changes to the carrying value of Protego are presented below:

Evercore Partners Inc.
Balance as of January 1, 2006	$—
Goodwill acquired in Protego Combination	30,986
Changes in Carrying Value of Goodwill—Protego	151
Goodwill Acquired in Braveheart Acquisition	6,829

Balance as of December 31, 2006	$37,966

The Company has assessed whether there was any impairment of its goodwill or intangible asset balances at December 31, 2006. No adjustment was deemed necessary.

Note 5—Related Parties

The Company remits payment for expenses on behalf of the Private Equity Funds and is reimbursed accordingly. During the twelve months ended December 31, 2005 and 2006, the Company disbursed $794 and $938, respectively, on behalf of these entities. Included in Receivable from Affiliates on the Statements of Financial Condition as of December 31, 2005 and 2006 are accrued and unpaid management fees, reimbursable expenses relating to the Private Equity Funds, transaction and monitoring fees charged to Portfolio Companies and investment advances made to an affiliate in the amounts of $1,255 and $1,189, respectively. Payables to

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Affiliates amounted to $440 and $306 as of December 31, 2005 and 2006, respectively. At December 31, 2005, the payables represented obligations of the general partner pursuant to the respective partnership agreements of the Private Equity Funds and are payable to the Private Equity Funds. At December 31, 2006, the payables primarily represent net fees owed to EAM pursuant to a service level agreement discussed below.

Included in income from related parties are investment management revenues earned from our private equity funds for portfolio company fees, management fees, carried interest and realized and unrealized gains and losses of private equity fund investments. Total investment management revenues amounted to $16,967, $14,584, $16,860 and $6,400 for the years ended December 31, 2004, 2005, and for the periods from January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006, respectively.

Effective October 28, 2005, EGH acquired (indirectly through a wholly-owned subsidiary) the right to invest in EAM, an entity engaged in the asset management business. The Company’s investment in EAM is accounted for under the equity method. Although EAM is considered a variable interest entity, the Company is not the primary beneficiary, and thus, not required to consolidate EAM. In addition, EAM and East are parties to a service level agreement whereby East provides certain administrative services to EAM. EAM provides certain investment and sales related consulting services that benefit the investment management segment of the Company.

Included in Receivable from Members, Employees and Related Parties on the Combined/Consolidated Statements of Financial Condition are loans to employees and former employees of the Company. These loans are collateralized by employees’ or former employees’ respective investments in the Private Equity Funds, are carried at face value and bear interest at the prime rate. The amount of such loans outstanding as of December 31, 2005 and 2006 were $83 and $0, respectively. Interest on these loans was $12, $4 and $4 for the twelve months ended December 31, 2004, 2005 and 2006, respectively. This interest revenue is included in Interest Income and Other Revenue on the Combined/Consolidated Statements of Income. Advances in the amount of $61 and $410 made to individuals who had accepted employment offers with the Company are also included in Receivable from Members, Employees and Related Parties on the Combined/Consolidated Statements of Financial Condition as of December 31, 2005 and 2006, respectively.

Also included in Receivable from Members, Employees and Related Parties are advances made by the Company on behalf of such individuals in connection with their general partner obligation to the Private Equity Funds. These advances are non-interest bearing and the amounts outstanding as of December 31, 2005 and 2006 were $1,540 and $0, respectively.

Amounts due in connection with personal expenses paid by the Company on behalf of Members, employees and related parties totaled $51 and $66 as of December 31, 2005 and 2006, respectively, and are included in Receivable from Members and Employees and Related Parties. These receivables are non-interest bearing and are repaid to the Company on a periodic basis.

Also included in Receivable from Members, Employees and Related Parties are reimbursable expenses due from portfolio companies of our Private Equity Funds of $213 and $967 at December 31, 2005 and 2006, respectively.

The general partner investment interests of one of the Members and the general partner and Founder interests of one of the Founding Members serve to collateralize their personal loans with a third party financial institution.

Payable to Members and Employees at December 31, 2005 and 2006 is $659 and $338, respectively. For 2005, the amount is related to payables due to Members and employees for Private Equity Funds’ distributions.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2006 amount relates to the assignment of certain accounts receivable that Protego has recorded as payable to shareholders of Protego as a part of Protego’s distribution of pre-combination profits.

Pursuant to the acquisition of Braveheart, the Company issued $3,000 of interest-bearing notes to Braveheart’s shareholders. These notes bear interest at LIBOR plus 100 basis points and are due in 2010 but may be called by the holders beginning in October 2007. These notes are reflected in Notes Payable to Related Parties on the Combined/Consolidated Statement of Financial Condition.

As discussed in Note 2, Investment Management Revenue is primarily earned from related parties.

During the year ended December 31, 2005 and for the period of January 1, 2006 through August 9, 2006, the Company paid commissions in the amount of $1,710 and $250, respectively to a former employee and senior advisor, or an affiliate of such, for services provided in connection with obtaining an advisory engagement. This commission is included in Professional Fees on the Combined Statements of Income.

Co-Operation Agreement with Braveheart—On April 19, 2006, EGL entered into a co-operation agreement with Braveheart. The arrangement under the co-operation agreement was intended to generate incremental fee income for each of EGL and Braveheart through mutual business referrals for financial advisory work and the sourcing and execution of private equity fundraising and investment opportunities. Pursuant to the co-operation agreement, Braveheart was to refer matters in North America to EGL and EGL was to refer matters in Europe, the Middle East or Africa to Braveheart. Each of the parties was obligated to pay fees to the other party for services provided under the co-operation agreement. On July 20, 2006, EGL paid Braveheart a retainer fee in the amount of $933. During the fourth quarter of 2006, the Company earned $500 from Braveheart under the agreement. The co-operation agreement was terminated upon completion of the Company’s acquisition of Braveheart.

Note 6—Deferred Offering and Acquisition Costs

The Company completed an IPO of its Class A common stock on August 16, 2006. The Company consummated a number of internal reorganization transactions to transition the Company to a corporate structure form. Costs of $7,318 directly attributable to the Company’s IPO were deferred and charged against the proceeds of the IPO.

The Company also executed a definitive agreement to acquire all the outstanding capital stock of Protego, a foreign investment bank based in Mexico, in exchange for both cash and equity consideration. The transaction was consummated prior to but in conjunction with the IPO referred to above. The direct costs of $3,571 incurred in connection with the acquisition were allocated to the purchase price.

The Company entered into a sale and purchase agreement to acquire Braveheart, an investment banking firm based in the United Kingdom on July 31, 2006. In exchange for all of the outstanding share capital of Braveheart, the Company paid cash and equity consideration. The direct costs of $2,529 incurred in connection with the acquisition were allocated to the purchase price upon the completion of the acquisition on December 19, 2006.

As of December 31, 2005 and 2006, $5,138 and $0, respectively, of costs incurred in connection with the IPO and the acquisitions, described above, were deferred and are shown on the Combined/Consolidated Statements of Financial Condition in Deferred Offering and Acquisition Costs.

Note 7—Trading Securities

During the twelve months ended December 31, 2006, the Company invested $4,000 in securities managed by EAM, of which $140 remains in cash. These investments managed by EAM are reflected as Securities on the

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Combined/Consolidated Statement of Financial Condition and are stated at quoted market value. For the period January 1, 2006 through August 9, 2006, and August 10, 2006 through December 31, 2006, these investments resulted in net unrealized and realized gains/(losses) and dividend income of $(160) and $515, respectively, and are included on the Combined/Consolidated Statements of Income in net investment management revenue.

Note 8—Financial Instruments Owned and Pledged as Collateral at Fair Value

The Successor Company’s financial instruments owned and pledged as collateral, which consist principally of foreign government obligations, are recorded on a trade date basis and are stated at quoted market values. Related gains and losses are reflected in Interest Income and Other Revenue on the Combined/Consolidated Statements of Income. The Successor Company pledges financial instruments owned to collateralize certain financing agreements and permits the counterparty to pledge the securities. At December 31, 2006, the Company had $73,847 included on the Combined/Consolidated Statement of Financial Condition as Financial Instruments Owned and Pledged as Collateral at Fair Value.

Note 9—Investments

The Company’s investments reported in the Combined/Consolidated Statements of Financial Condition consist of investments in Private Equity Funds, the Successor Company’s equity investment in an EAM managed fund and the Successor Company’s equity interest in EAM. These investments are accounted for under the equity method.

Prior to the IPO, investments in the Private Equity Funds primarily include the general partner and Founders’ entities investments in the Private Equity Funds. Subsequent to the IPO, the investments primarily include investments in ECP II and the Discovery Fund. Portfolio holdings of the Private Equity Funds are fair valued as discussed in Note 2—Significant Accounting Policies. Accordingly, the Company will reflect its pro rata share of unrealized gains, losses and carried interest of those fair values. Additionally, the Company will reflect its pro rata share of unrealized gains, losses and carried interest associated with any investment realizations.

As of December 31, 2005, the Company’s investment in ECP I represented 3.8% of the Private Equity Funds’ capital. The Company’s investments in ECP II and EVP were less than 5.0% of the Private Equity Funds’ capital as of December 31, 2005.

Net realized and unrealized gains and losses on Private Equity Fund investments, including carried interest and gains and losses on investments, were $3,122, $(998), $4,943 and $1,887 for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006, respectively, and are included on the Combined/Consolidated Statements of Income in Investment Management Revenue.

On January 5, 2006, the Company invested $1,137 in EAM. The Company holds a 41.7% interest in EAM, which is accounted for under the equity method. As of December 31, 2006, EAM had a carrying value of $426. For the periods January 1, 2006 to August 9, 2006 and August 10, 2006 to December 31, 2006, the investment resulted in an unrealized loss of $299 and $412, respectively, which are included on the Combined/Consolidated Statements of Income in Investment Management Revenue.

The Company invested in EAM managed funds. The funds principally hold readily marketable investment securities. The Company’s investment of $6,000 had a market value of $5,998 as of December 31, 2006, with a net unrealized loss of $2 for the period August 10, 2006 through December 31, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2005	December 31, 2006
Investments, equity method:
ECP I	$3,717	$—
ECP II	11,997	7,274
EVP	625	—
Discovery Fund	—	2,311

Total Private Equity Funds	16,339	9,585
EAM	—	426
Fund Investments	—	5,998

Total Investments, equity method	$16,339	$16,009

See Note 15—Commitments and Contingencies for commitments of future capital contributions to the Private Equity Funds.

At December 31, 2005, Investments reflects Available-for-Sale Securities that include options for the purchase of additional shares of common stock of a former Portfolio Company. The options were received at various dates, in lieu of cash payment for services rendered. The options as of December 31, 2005 were valued at $416. The options were transferred to an uncombined affiliate prior to the Company’s IPO pursuant to the Reorganization. The Company’s investments in available-for-sale-securities are summarized as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2005
Options	$191	$225	$—	$416

Note 10—Furniture, Equipment and Leasehold Improvements, Net

Furniture, equipment and leasehold improvements, net, consisted of the following:

	December 31, 2005	December 31, 2006
Furniture and Office Equipment	$1,867	$2,777
Leasehold Improvements	878	2,354
Computer and Computer-related Equipment	1,093	1,995
Software	406	1,600

Total	4,244	8,726
Less: Accumulated Depreciation and Amortization	(1,981)	(4,353)

Furniture, Equipment and Leasehold Improvements, Net	$2,263	$4,373

Depreciation and amortization expense totaled $667 for the twelve months ended December 31, 2004, $778 for the twelve months ended December 31, 2005, $666 for the period January 1, 2006 through August 9, 2006, and $580 for the period August 10, 2006 through December 31, 2006.

Purchases of furniture, equipment and leasehold improvements totaled $1,148 for the twelve months ended December 31, 2005, $1,272 for the period January 1, 2006 through August 9, 2006, and $912 for the period August 10, 2006 through December 31, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Employee Benefit Plans

Defined Contribution Retirement Plan—The Company, through a subsidiary, provides certain retirement benefits to employees through a qualified retirement plan. The Evercore Partners Services East L.L.C. Retirement Plan (the “Plan”) is a discretionary profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code. The Plan was formed on February 1, 1996 and amended February 1, 1999, February 1, 2000, February 1, 2001, January 1, 2002 and June 1, 2002. The Plan year ends on January 31 of each year. The Company, at its sole discretion, determines the amount, if any, of profit to be contributed to the Plan.

The Plan costs for the twelve months ended December 31, 2004, 2005 and 2006 totaled $501, $603 and $0, respectively. Plan administration expenses incurred related to the Plan totaled $100, $97 and $96 for the twelve months ended December 31, 2004, 2005 and 2006, respectively.

Note 12—Short Term Borrowings

On December 30, 2005, the Company executed a $30,000 credit agreement with a syndicated group of lenders that matured on the earlier of the consummation of the IPO or December 30, 2006 (the “Line of Credit”). The Line of Credit was a 364-day revolving facility that bore interest at a rate of either: 1) LIBOR plus 200 basis points (the “Eurodollar Loan”) or 2) the greater of: a) the Prime Rate or b) Federal Funds Effective Rate plus 100 basis points (the “Base Rate Loan”) for any amount drawn. The Company could elect either the Eurodollar Loan or the Base Rate Loan and either election included a commitment fee of 50 basis points for any unused portion. The Company was required to maintain liquid assets as a percentage of any amounts drawn on the facility based on the following schedule: from March 30, 2006 through June 30, 2006: 30%; from July 1, 2006 through September 30, 2006: 50%; and from October 1, 2006 through the termination date: 75%. The Members also pledged their beneficial interests in the Company as collateral for the Line of Credit. The Company maintained compliance with all covenants under the Line of Credit.

The Line of Credit was used for additional working capital purposes including, but not limited to, funding of the Company’s ongoing investment programs. Costs incurred in 2005 in connection with obtaining this credit facility totaled $607, and such costs are included in Debt Issuance Costs on the Combined/Consolidated Statement of Financial Condition. The Company amortized all of these costs for the twelve months ended December 31, 2006, which is reflected in Financing Costs on the Combined/Consolidated Statement of Income.

On January 12, 2006, the Company drew down $25,000 on the Line of Credit for additional working capital purposes at an interest rate of 6.6%. On June 22, 2006, the Company drew down an additional $5,000 at an effective interest rate of 7.48%. For the period of January 1, 2006 through August 9, 2006 and the period of August 10, 2006 through December 31, 2006, the Company incurred $16 and $0, respectively, for the commitment fee expense, and $1,083 and $11, respectively, for the interest expense.

The Line of Credit was terminated on August 16, 2006 and repaid in full subsequent to the IPO.

PCB maintains a line of credit with BBVA Bancomer to fund its trading activities on an intra-day and overnight basis. The intra-day facility is approximately $20,000, secured with trading securities and interest is charged at the Inter-Bank Balance Interest Rate plus 10 basis points, while the overnight facility is approximately $1,000, unsecured and interest is charged at two times the Inter-Bank Balance Interest Rate. There have been no drawdowns on PCB’s line of credit since August 10, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Net Income Per Share

The Company’s net income and weighted average shares outstanding for the period August 10, 2006 through December 31, 2006 consists of the following:

For the Period August 10, 2006 through December 31, 2006
Net income	$3,786
Net income available for Class A common stockholders	$3,786

Weighted average shares outstanding:
Basic	4,955,929
Diluted	4,955,929

Net income per share information is not applicable for reporting periods prior to August 10, 2006. The calculations of basic and diluted net income per share amounts for the period August 10, 2006 through December 31, 2006 are described and presented below.

Basic Net Income Per Share

Numerator—utilizes net income available for Class A common stockholders for the period August 10, 2006 through December 31, 2006.

Denominator—utilizes the weighted average shares of Class A common stock, including vested restricted stock units (“RSUs”), for the period August 10, 2006 through December 31, 2006 including 207,116 RSUs that have vested and whose issuance is no longer contingent.

Diluted Net Income Per Share

Numerator—utilizes net income available for Class A common stockholders for the period August 10, 2006 through December 31, 2006 as in the basic net income per share calculation described above.

Denominator—utilizes the weighted average number of shares of Class A common stock, including vested RSUs, for the period August 10, 2006 through December 31, 2006 as in the basic net income per share calculation described above.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	For the Period August 10, 2006 through December 31, 2006
Basic Net Income Per Share of Class A Common Stock
Numerator:
Net income available for Class A common stockholders	$3,786
Denominator:
Weighted average number of shares of Class A common stock outstanding	4,955,929

Basic net income per share of Class A common stock	$0.76

Diluted Net Income Per Share of Class A Common Stock
Numerator:
Net income available for Class A common stockholders	$3,786
Add (deduct)—dilutive effect of:
Amounts applicable to Evercore LP’s share of Evercore Partners Inc. net income	(a	)
Additional corporate tax	(a	)

Diluted net income available for Class A common stockholders	$3,786

Denominator:
Basic weighted average number of shares of Class A common stock outstanding	4,955,929
Add—dilutive effect of:
Shares issuable relating to Evercore LP exchangeable interests	(a	)

Diluted weighted average number of shares of Class A common stock outstanding	4,955,929

Diluted net income per share of Class A common stock	$0.76

(a)	During the period August 10, 2006 through December 31, 2006, the Evercore LP exchangeable interests (which, as of December 31, 2006, represent the right to receive shares of Class A common stock upon exchange) were antidilutive and consequently the effect of their conversion into shares of Class A common stock has been excluded from the calculation of diluted net income per share of Class A common stock. These interests included 13,430,500 vested Evercore LP partnership units. The vested Evercore LP partnership units that could potentially dilute basic net income per share were not included in the computation of diluted net income per share because to do so would have been antidilutive for the periods presented. The increase in net income available to holders of shares of Class A common stock due to the elimination of the minority interest associated with vested Evercore LP partnership units (offset by the associated tax effect) that is implied in calculating diluted net income per share assuming the exchange of Evercore LP partnership units for shares of Class A common stock is antidilutive notwithstanding the corresponding increase in weighted average shares of Class A common stock outstanding. Antidilution is the result of the vested Evercore LP partnership units bearing a portion of income allocable to vested RSUs. Management does not expect dilution to result from the exchange of Evercore LP partnership units for shares of Class A common stock.

The shares of Class B common stock have no right to receive dividends or a distribution on liquidation or winding up of Evercore Partners Inc. The shares of Class B common stock do not share in the earnings of Evercore Partners Inc. and no earnings are allocable to such class. Accordingly, basic and diluted net income per share of Class B common stock have not been presented.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14—Stock Based Compensation

Effective January 1, 2006, the Company adopted SFAS 123R. SFAS 123R requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options and other forms of equity compensation based on estimated fair values.

Pursuant to the Evercore Partners 2006 Stock Incentive Plan, the Company granted 2,286,055 RSUs to the Company’s employees at the time of the IPO. 207,116 of the RSUs are fully vested and, as a result, the Company recorded compensation expense at the time of the IPO equal to the value of these fully vested RSUs. The remaining 2,078,939 of these RSUs will vest only if certain conditions, described below, occur.

Compensation expense was recognized based on the fair value of RSUs as determined at the market value on the date of grant and is being expensed when certain vesting events occur. In addition to the grant of 207,116 vested RSUs granted at the consummation of the IPO, approximately 45% of RSUs granted will vest if and when our Founding Members and the chairman of Protego, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 90% of the aggregate Evercore LP partnership units owned by them on the date the Reorganization was effected. The remaining unvested RSUs will vest upon the earliest to occur of the following events:

•

when the Founding Members and chairman of Protego, and trusts benefiting their families and permitted transferees, collectively, cease to beneficially own at least 50% of the aggregate Evercore LP partnership units owned by them at the time of the Reorganization;

•	a change of control of the Company; or

•	the Founding Members and the chairman of Protego are not employed by, or do not serve as directors of, Evercore Partners Inc. or one of its affiliates within a 10-year period following the IPO.

In addition, 100% of the unvested RSUs held by an employee will vest if such employee dies or becomes disabled while in our employ. Our Equity Committee, which is comprised of the Founding Members and the chairman of Protego, may also accelerate vesting of unvested RSUs at any time. Management has concluded that at the current time it is not probable that the conditions relating to the vesting of unvested partnership units or RSUs will be achieved or satisfied. If all the unvested partnership units and RSUs were deemed to vest at some point in the future, the total amount of compensation expense that the Company would record in connection with the vesting would be $203,842 and $43,658, respectively, based upon the grant price of $21.00 per share.

The Company recorded stock compensation expense of approximately $4,349 during the period August 10, 2006 through December 31, 2006 related to the grant of 207,116 vested RSUs granted to employees at the date of the IPO and valued at the IPO price of $21.00 per share. Stock compensation expense is included in Employee Compensation and Benefits in the Combined/Consolidated Statement of Income. The total income tax benefit related to stock-based compensation arrangements recognized in the Company’s Combined/Consolidated Statement of Income for the period August 10, 2006 through December 31, 2006 was $583.

Each non-management director received a one-time award of RSUs with a value of $50 upon their initial appointment to the Board. These RSUs will vest over two years. The Company recorded $50 of stock compensation expense related to these grants in the period August 10, 2006 through December 31, 2006.

There were no other grants, forfeitures or conversions of stock-based awards during the twelve months ended December 31, 2006.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Commitments and Contingencies

Operating Leases—The Company leases office space under non-cancelable lease agreements, which expire on various dates through 2023. The Company reflects lease expense over the lease term on a straight-line basis.

Occupancy lease agreements, in addition to base rentals, generally are subject to escalation provisions based on certain costs incurred by the landlord. Occupancy and Equipment Rental on the Combined/Consolidated Statements of Income for the twelve months ended December 31, 2004 includes $2,315, for the twelve months ended December 31, 2005 includes $2,151, for the period of January 1, 2006 through August 9, 2006 includes $1,747, and for the period of August 10, 2006 through December 31, 2006 includes $1,398 of rental expense relating to operating leases. As of December 31, 2006, the Company maintains, as part of the leases for office space in New York, irrevocable standby letters of credit as security in the amount of $1,446. With respect to such letters of credit, $627 expires in 2007 and $819 expires each December 31, resetting annually through 2012. The Company maintained compensating balances of $1,519 as of December 31, 2004, December 31, 2005 and December 31, 2006. No amounts have been drawn down under the respective letters of credit.

The Company has entered into various operating leases for the use of certain office equipment and furniture. For the years ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 through December 31, 2006, rental expense for office equipment and furniture is included in Occupancy and Equipment Rental on the Combined/Consolidated Statements of Income and totaled $102, $165, $74 and $46, respectively.

The Company has entered into an operating lease for a fractional interest of a private corporate aircraft. For the years ended December 31, 2004 and 2005 and the periods January 1, 2006 to August 9, 2006 and August 10, 2006 through December 31, 2006, rental expense for the fractional lease of the aircraft is included in Travel and Related Expenses on the Combined/Consolidated Statements of Income and totaled $105, $105, $17 and $0, respectively.

The Company has agreed to lease an additional 124,000 square feet of office space at the Company’s principal executive offices at 55 East 52nd Street, New York, New York. The rental payment obligations under the sublease are as follows: $9,578 per year for years one through five of the lease term; $10,200 per year for years six through ten of the lease term; $10,822 per year for years 11 through 15 of the lease term; and $11,444 per year for year 16 through the expiration of the lease term. Evercore intends to sublease a portion of this additional space to a third party. The Company’s current annual lease expense is $3,162. In connection with the execution of the lease, the Company delivered a security deposit in the form of an unsecured letter of credit in the amount of $4,789. If the Company does not meet certain covenants of the unsecured letter of credit agreement, the Company may be required to secure the letter of credit. The Company began to take possession of this additional space on February 1, 2007. The term of the lease expires on April 29, 2023.

As of December 31, 2006, the approximate aggregate minimum future payments required on the operating leases are as follows:

2007	$12,964
2008	12,991
2009	12,999
2010	12,850
2011	12,641
Thereafter	122,426

Total	$186,871

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Capital Leases—The Company has entered into various capital leases for office equipment. As of December 31, 2006, the leases had an aggregate outstanding balance of $226 with $132 classified as current. Interest expense on capital leases for the twelve months ended December 31, 2004, 2005 and 2006 was $30, $29 and $20, respectively.

The Company’s net investment in these leases, which is included in Furniture, Equipment and Leasehold Improvements, Net, as of December 31, 2005 and 2006, was $393 and $207, respectively.

	December 31, 2005	December 31, 2006
Capitalized Office Equipment Leases	$729	$718
Accumulated Depreciation	(336)	(511)

Net Investment	$393	$207

As of December 31, 2006, the approximate aggregate minimum future payments required on the capital leases are as follows:

2007	$140
2008	95
2009	2
2010	—
2011	—

Total Future Minimum Lease Payments	237
Less Interest Discount	(11)

Total Present Value of Future Minimum Lease Payments	226
Less Current Portion	(132)

Long-term Portion	$94

Other Commitments—At December 31, 2006, the Company has commitments for capital contributions of $1,861 to the Private Equity Funds. These commitments primarily will be funded as required through the end of each Private Equity Funds’ investment period, subject to certain conditions. Such commitments are satisfied in cash and are generally required to be made as investment opportunities are consummated by the Private Equity Funds.

Legal—In the past, the Company or its present personnel have been named as a defendant in civil litigation matters involving present or former clients.

In re High Voltage Engineering Corp. (“High Voltage”) in the U.S. Bankruptcy Court for the District of Massachusetts and Stephen S. Gray, Trustee (“Trustee”) of The High Voltage Engineering Liquidating Trust. v. Evercore Restructuring L.P. Evercore Restructuring L.L.C (collectively, “Evercore Restructuring”) et al., in the United States District Court of Massachusetts.

In 2003, High Voltage engaged Evercore Restructuring to assist in its restructuring efforts. During the engagement, Evercore Restructuring assisted High Voltage in negotiating a restructuring plan and related financing. During the period of engagement, which ended in August 2004, High Voltage filed for Chapter 11 bankruptcy protection and later emerged from bankruptcy with new financing. However, in February 2005, High Voltage again filed for Chapter 11 bankruptcy protection. In July 2006, as part of the second bankruptcy

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

proceeding, High Voltage’s businesses were sold and its creditors were repaid in full out of the proceeds of the sale. In addition, the Trustee conducted an informal investigation into the causes of the second bankruptcy and the knowledge of professionals who assisted High Voltage in its first bankruptcy.

On August 15, 2006, Stephen S. Gray, as trustee of the High Voltage Engineering Liquidating Trust (the “Plaintiff”), filed a motion in the bankruptcy court seeking to undo an order entered in November 2004 approving $2,341 in fees and expenses for Evercore Restructuring’s services, alleging, among other matters, that Evercore Restructuring should have known that the projections prepared by High Voltage in connection with the first bankruptcy proceedings were inaccurate. On September 8, 2006, Evercore Restructuring responded in the bankruptcy court denying the factual allegations and asserting a variety of legal bases to deny the request. The motion was fully briefed and the bankruptcy court heard arguments. In a decision issued January 19, 2007, the bankruptcy court decided in favor of Evercore and denied the Plaintiff’s motion. On January 29, 2007, Plaintiff filed a notice of appeal of the January 19, 2007 decision. On March 28, 2007, Evercore Restructuring moved to dismiss that appeal. No further appellate activity has occurred to date.

In addition, on August 15, 2006, the same Plaintiff filed a complaint against Evercore and Jefferies & Company, Inc. in the United States District Court of Massachusetts. The Plaintiff’s complaint asserts claims against Evercore for gross negligence and breach of fiduciary duty in connection with a 2003 client engagement. Evercore has filed a motion for judgment on the pleadings, briefing on the motion was completed by January 16, 2007, and a hearing on the motion occurred January 23, 2007. No ruling on the motion has been issued at this time. Although it is not possible to predict with a reasonable degree of certainty the likely outcome of this action, Evercore has substantial meritorious defenses to the Plaintiff’s allegations and plans vigorously to contest the allegations.

General.    In addition to the proceedings set forth above, from time to time the Company may be involved in judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses, and U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States and Mexican Financial Authorities, conduct periodic examinations and initiate administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. When those circumstances arise, management will make what it believes are adequate provisions in the financial statements for any expected liabilities which may result, although the Company determined that no provisions were required to be accrued at December 31, 2005 or 2006. Nevertheless, such proceedings are subject to inherent uncertainties and unfavorable events could occur. If unfavorable events were to occur, there exists the possibility of a material adverse impact to the Company’s operating results, financial condition or liquidity as of and for the period in which such events occur.

The Company has determined that as of December 31, 2005 and 2006 there was no SFAS 5, “Accounting for Contingencies” accrual.

Note 16—Regulatory Authorities

EGL is a U.S. registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Exchange Act. Rule 15c3-1 requires the maintenance of net capital, as defined, which shall be the greater of $5 or 6 2/3% of aggregate indebtedness, as defined. EGL’s regulatory net capital at December 31, 2005 and 2006 was $6,773 and $11,229, respectively, which exceeded the minimum net capital requirement by $6,603 and $10,874, respectively. Certain other non-U.S. subsidiaries are subject to various securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17—Income Taxes

Prior to August 10, 2006, the Company had not been subject to U.S. federal income tax, but had been subject to the New York City UBT and New York City general corporate tax on its U.S. earnings, including certain non-income tax fees in other jurisdictions where the Company had registered offices and conducted business. As a result of the IPO, the operating business entities of the Company were restructured and a portion of the Company’s income will be subject to U.S. federal, state, local and foreign income taxes and taxed at the prevailing corporate tax rates.

Taxes payable as of December 31, 2005 and 2006 in the amount of $1,730 and $6,535, respectively, include a reserve for taxes payable in the amount of $964 and $713, respectively, for any future tax liability related to these periods.

The components of the provision for income taxes reflected on the Combined/Consolidated Statements of Income for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006 consist of:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Current:
Federal	$—	$—	$—	$1,954
Foreign	—	—	—	3,409
State and Local	2,101	3,444	2,351	2,173

Total Current	2,101	3,444	2,351	7,536

Deferred:
Federal	—	—	—	(624)
Foreign	—	—	—	(467)
State and Local	13	(72)	17	(415)

Total Deferred	13	(72)	17	(1,506)

Total	$2,114	$3,372	$2,368	$6,030

For the period August 10, 2006 through December 31, 2006, an effective tax rate of 42.6% was used to compute the tax provision of $6,030 on the portion of the Company’s income subject to corporate level federal, state and local income taxes. For the periods January 1, 2006 through August 9, 2006, taxes related to New York City UBT and general corporation tax expense for Evercore LP totaled $2,368.

The Company’s effective tax rate includes a rate benefit attributable to the fact the Company operates as a series of limited liability companies and flow-through entities whereby a portion of the Company’s earnings are not subject to corporate level taxes, thereby reducing the 42.6% to 23.4%.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effective tax rates for the period January 1, 2006 through August 9 was 3.5% and for the period August 10, 2006 through December 31, 2006 was 23.4%, compared to 5.1% for the calendar year ended 2005, and 4.1% for the corresponding period in 2004. A reconciliation between the statutory federal income tax rate and the Company’s effective tax rate for the twelve months ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 9, 2006 and August 10, 2006 through December 31, 2006 is as follows:

	2004	2005	January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
Reconciliation of Federal Statutory Tax Rates
U.S. Statutory Tax Rate	35.0%	35.0%	35.0%	35.0%
Increase Due to State and Local Taxes	4.1%	5.1%	3.5%	6.8%
Rate Benefits as a Limited Liability company	(35.0)%	(35.0)%	(35.0)%	(29.8)%
Foreign Taxes	0.0%	0.0%	0.0%	11.4%

Effective Income Tax Rate	4.1%	5.1%	3.5%	23.4%

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Combined/Consolidated Statements of Financial Condition. These temporary differences result in taxable or deductible amounts in future years. Details of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2005	2006
Deferred Tax Assets:
Depreciation & Amortization	$193	$494
Compensation & Benefits	—	907
Unrealized Loss on Investments	—	177
Deferred Professional Fees	—	75
Other	12	121

Total Deferred Tax Assets	205	1,774

Deferred Tax Liabilities:
Depreciation & Amortization	25	107

Total Deferred Tax Liabilities	25	107

Net Deferred Tax Assets	$180	$1,667

At December 31, 2005 and 2006, the Company recognized deferred tax assets related to differences between the financial reporting basis and the tax basis of the net assets of the Company, which totaled $205 and $1,774, respectively. The increase in gross deferred tax assets of $1,569 was primarily attributable to the tax effect of a $907 increase in compensation deductions for financial reporting purposes associated with RSUs that vested during the year and the $336 amortization of intangible assets associated with the Braveheart and Protego acquisitions. The deferred tax assets were also increased by $119 in unrealized losses from private equity interests and a $58 net operating loss from the Company’s controlled foreign subsidiary.

The $82 increase in deferred tax liabilities was due to the goodwill amortization associated with the Braveheart and Protego acquisitions during the year.

Based on the Company’s historical taxable income and its expected future earnings, management has evaluated the uncertainty associated with booking tax benefits and has determined that the deferred tax assets will be realized as offsets to deferred tax liabilities and future taxable income.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18—Concentrations of Credit Risk

Financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, foreign government obligations and receivables from clients. The Company has placed its cash and cash equivalents in interest-bearing deposits in U.S. banks, U.S. investment banks and U.S. branches of Cayman banks that meet certain rating and capital requirements. The Company’s foreign subsidiaries maintain cash and cash equivalents in interest bearing accounts at large commercial banking institutions domiciled in their respective countries of operation. Concentrations of credit risk are limited due to the quality of the Company’s clients.

Revenues:    For the year ended December 31, 2004, one client accounted for 26.6% of the Company’s combined revenues. For the year ended December 31, 2005, three separate clients each individually accounted for 16.5%, 12.2% and 10.2%, respectively, of the Company’s combined revenues. For the period of January 1, 2006 to August 9, 2006, three separate clients each individually accounted for 15.4%, 8.8% and 5.8%, respectively, of the Company’s consolidated revenues. For the period of August 10, 2006 to December 31, 2006, three separate clients each individually accounted for 21.6%, 21.6% and 6.4% of the Company’s consolidated revenues.

Accounts Receivable:    As of December 31, 2005 one client accounted for 37.4% of the Company’s combined Accounts Receivable balance. As of December 31, 2006, three separate clients each individually accounted for 37.6%, 35.3% and 5.4%, respectively, of the Company’s consolidated Accounts Receivable balance.

Note 19—Segment Operating Results

Business Segments—The Company’s business results are categorized into the following two segments: advisory and investment management. Advisory includes providing advice on mergers, acquisitions, divestitures, leveraged buyouts, restructurings, and similar corporate finance matters. Investment management includes the management of outside capital invested in the Private Equity Funds, the management of outside capital by PCB, the Company’s principal investments in the Private Equity Funds and the Company’s share of the results of EAM and related investments. The accounting policies of the segments are consistent with those described in Note 2—Significant Accounting Policies.

The Company’s segment information for the twelve months ended December 31, 2004, 2005 and 2006 is prepared using the following methodology:

•	Revenue and expenses directly associated with each segment are included in determining operating income.

•	Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount and other factors.

•

Segment assets are based on those directly associated with each segment, or for certain assets shared across segments, these assets are allocated based on the most relevant measures applicable, including headcount and other factors.

•	Investment gains and losses, interest income and interest expense are allocated between the segments based on the segment in which the underlying asset or liability is held.

Each segment’s operating expenses include: a) employee compensation and benefits expenses that are incurred directly in support of the segments and b) other operating expenses, which include expenses for premises and occupancy, professional fees, travel and entertainment, communications and information services,

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

equipment and indirect support costs (including compensation and other operating expenses related thereto) for administrative services. Such administrative services include, but are not limited to, accounting, tax, legal, facilities management and senior management activities.

The Company evaluates segment results based on net revenue and operating income.

Corporate-level activity represents operating expenses not specifically attributable to a segment. These expenses primarily include professional fees relating to the preparation of the Company’s historical financial statements that were not directly attributable to the IPO, costs associated with the Line of Credit and costs of operating as a public entity.

The Company believes that the following information provides a reasonable representation of each segment’s contribution to net revenue, operating expenses, operating income and total assets.

		Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
				For the Period
				January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
		PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Advisory	Net Revenues(1)	$69,315	$111,012	$96,582	$88,703
	Operating Expenses(2)	24,502	36,605	29,812	58,629

	Segment Operating Income	$44,813	$74,407	$66,770	$30,074

	Identifiable Segment Assets(3)	$45,555	$61,181	$84,926	$182,120

Investment Management	Net Revenues(1)	$17,078	$14,623	$17,043	$7,386
	Operating Expenses(2)	9,971	12,165	10,810	8,930

	Segment Operating Income	$7,107	$2,458	$6,233	$(1,544)

	Identifiable Segment Assets(3)	$26,331	$20,275	$420,703	$119,383

Corporate	Operating Expenses(2)	$—	$10,333	$4,678	$2,723

Total	Net Revenues(1)	$86,393	$125,635	$113,625	$96,089
	Operating Expenses(2)	34,473	59,103	45,300	70,282

	Segment Operating Income	$51,920	$66,532	$68,325	$25,807

	Identifiable Segment Assets(3)	$71,886	$81,456	$505,629	$301,503

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Net revenues include Interest Income and Other Revenue and Interest Expense as set forth in the table below:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Segment Interest Income and Other Revenue and Interest Expense
Advisory	$110	$170	$460	$1,044
Investment Management	111	39	183	7,769

Total Interest and Other Revenue	221	209	643	8,813
Less Investment Management Interest Expense	—	—	—	6,783

Net Revenues	$221	$209	$643	$2,030

(2)	Operating expenses include Depreciation and Amortization as set forth in the table below:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Segment Depreciation and Amortization
Advisory	$504	$615	$550	$3,050
Investment Management	163	163	116	184

Total	$667	$778	$666	$3,234

(3)	Goodwill has been included in the Advisory Segment only since at the date of the acquisitions Braveheart and Protego were principally Advisory businesses.

Geographic Information—The Company manages its business based on the profitability of the enterprise as a whole.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s net revenues were derived from clients and Private Equity Funds located in the following geographical areas:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Net Revenues:(1)
United States	$80,019	$127,513	$93,234	$63,267
Europe	—	2,900	18,236	22,928
Latin America	1,142	968	—	7,317
Other	5,011	(5,955)	1,512	547

Total	$86,172	$125,426	$112,982	$94,059

(1)	Excludes interest and other income

The Company earned revenue in the following geographic areas:

	Combined For the Twelve Months Ended December 31, 2004	Combined For the Twelve Months Ended December 31, 2005	Combined	Consolidated
			For the Period
			January 1, 2006 through August 9, 2006	August 10, 2006 through December 31, 2006
	PREDECESSOR	PREDECESSOR	PREDECESSOR	SUCCESSOR
Net Revenues:(1)
United States	$86,172	$125,426	$112,982	$65,943
Europe	—	—	—	20,799
Latin America	—	—	—	7,317

Total	$86,172	$125,426	$112,982	$94,059

(1)	Excludes interest and other income

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20—Evercore Partners Inc. (Parent Company Only) Financial Statements

EVERCORE PARTNERS INC.

(parent company only)

CONDENSED STATEMENT OF FINANCIAL CONDITION

(in thousands)

December 31, 2006
ASSETS
Equity Investment in Subsidiary	$118,396

TOTAL ASSETS	$118,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Payable to Related Party	$815
Taxes Payable	2,104
Notes Payable to Related Parties	3,000

Total Current Liabilities	5,919

TOTAL LIABILITIES	5,919

Stockholders’ Equity
Common Stock:
Class A, par value $0.01 per share (1,000,000,000 shares authorized, 6,359,558 issued and outstanding)	64

Class B, par value $0.01 per share (1,000,000 shares authorized, 51 issued and outstanding)	—
Additional Paid-In-Capital	108,564
Retained Earnings	3,786
Accumulated Other Comprehensive Income	63

TOTAL STOCKHOLDERS’ EQUITY	112,477

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$118,396

See notes A to C to parent company only financial statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EVERCORE PARTNERS INC.

(parent company only)

CONDENSED STATEMENT OF INCOME

(in thousands)

For the Period August 10, 2006 (date of inception) through December 31, 2006
SUCCESSOR
REVENUES
NET REVENUES	$—

EXPENSES
TOTAL EXPENSES	—

OPERATING INCOME	—
Equity in Income of Subsidiary	6,705
Provision for Income Taxes	2,919

NET INCOME	$3,786

See notes A to C to parent company only financial statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EVERCORE PARTNERS INC.

(parent company only)

CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

For the Period August 10, 2006 (date of inception) through December 31, 2006
SUCCESSOR
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,786
Undistributed Income of Subsidiary	(6,705)
(Increase) in Operating Assets:
Increase in Operating Liabilities:
Payable to Uncombined Affiliates	815
Taxes Payable	2,104

Net Cash From Operating Activities	—
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in Subsidiary	(88,590)

Net Cash Used in Investing Activities	(88,590)
CASH FLOWS FROM FINANCING ACTIVITIES
Net Proceeds from IPO	88,590

Net Cash Provided by Financing Activities	88,590
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—
CASH AND CASH EQUIVALENTS-Beginning of Period	—

CASH AND CASH EQUIVALENTS-End of Period	$—

See notes A to C to parent company only financial statements.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EVERCORE PARTNERS INC.

(parent company only)

NOTES TO CONDENSED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Note A—Organization

Evercore Partners Inc. (the “Company”) was incorporated as a Delaware corporation on July 21, 2005. The Company did not begin meaningful preparations until the reorganization discussed below. Therefore no financial statements are presented for periods before 2006. Pursuant to a reorganization into a holding company structure, the Company became a holding company and its sole asset is a controlling equity interest in Evercore LP. As the sole general partner of Evercore LP, the Company operates and controls all of the business and affairs of Evercore LP and, through Evercore LP and its subsidiaries, continues to conduct the business now conducted by these subsidiaries.

Note B—Significant Accounting Policies

Basis of Presentation.    The Statements of Financial Condition, Income and Cash Flows have been prepared in accordance with GAAP.

Equity in Income of Subsidiary.    The Equity in Income of Subsidiary represents the Company’s share of income from Evercore LP.

Note C—Stockholders’ Equity

The Company is authorized to issue 1,000,000,000 shares of Class A common stock, par value $0.01 per share, and 1,000,000 shares of Class B common stock, par value $0.01 per share. All shares of Class A common stock and Class B common stock are identical. The Company has issued 6,359,558 shares of Class A common stock. The Company has issued 51 shares of Class B common stock in exchange for $1.00, all of which were held by Evercore LP at December 31, 2006.

Note 21—Subsequent Events

Bonus Payments—In the first quarter of 2007, the Company made $44,841 in cash payments for bonuses accrued in 2006.

Tax Distributions—The Company’s subsidiary, Evercore LP, made tax distributions to Members and Evercore Partners Inc. during the first quarter of 2007 of $12,922, of which $449 remains to be paid.

Stock Based Compensation—Subsequent to April 2, 2007, the Company filed a Registration Statement on Form S-1 relating to a proposed public offering of shares of the Company’s Class A common stock. If this offering is successful, certain Senior Managing Directors intend to convert their Evercore LP units into Evercore Partners Inc. Class A common stock, and sell a portion or all of these shares. As a result, approximately 50% of the unvested partnership units and unvested RSUs, as discussed in Note 14, will vest if this offering, which is subject to market conditions, is successfully completed. If this vesting occurs, it will result in the Company recording a non-cash equity based compensation charge at the completion of this offering of $127,035.

Dividends—The Company’s Board of Directors declared on May 14, 2007 a quarterly cash dividend of $0.10 per share to the holders of Class A common stock as of June 1, 2007 which will be paid to holders of Class A common stock on June 15, 2007.

EVERCORE PARTNERS INC.

NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL FINANCIAL INFORMATION

Combined/Consolidated Quarterly Results of Operations (unaudited)

The following represents the Company’s unaudited quarterly results for the years ended December 31, 2005 and 2006. These quarterly results were prepared in accordance with GAAP and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results.

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	Predecessor	Predecessor	Predecessor	Predecessor
Net Revenues	$22,434	$14,274	$46,439	$42,488
Operating Expense	10,586	12,014	18,751	17,752

Income Before Tax and Minority Interest	11,848	2,260	27,688	24,736
Provision for Income Taxes	670	377	776	1,549
Minority Interest	2	8	(7)	5

Net Income	$11,176	$1,875	$26,919	$23,182

Net Income Per Share
Basic	N/A	N/A	N/A	N/A
Diluted	N/A	N/A	N/A	N/A
Dividends Declared Per Common Share	N/A	N/A	N/A	N/A

	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006	For the Period July 1, 2006 through August 9, 2006(a)	For the Period August 10, 2006 through September 30, 2006(a)	Three Months Ended December 31, 2006
	Predecessor	Predecessor	Predecessor	Successor	Successor
Net Revenues	$45,626	$43,490	$24,509	$17,226	$78,863	(b)
Operating Expense	18,706	17,926	8,668	15,214	55,068	(c)

Income Before Tax and Minority Interest	26,920	25,564	15,841	2,012	23,795
Provision for Income Taxes	979	905	484	297	5,733	(d)
Minority Interest	(7)	6	(1)	1,417	14,575	(e)

Net Income	$25,948	$24,653	$15,358	$298	$3,487

Net Income Per Share
Basic	N/A	N/A	N/A	$0.06	$0.69
Diluted	N/A	N/A	N/A	$0.06	$0.69
Dividends Declared Per Common Share	N/A	N/A	N/A	$—	$—

(a)	See Note 1 for a discussion of the Company’s Reorganization.
(b)	Increase in revenue largely due to the impact of the Company’s acquisitions. See Note 4 for a discussion of business developments.
(c)	Includes compensation payments to Senior Managing Directors that had not been included in compensation prior to the Company’s IPO. See Note 2 for a discussion associated with compensation and benefits.
(d)	See Note 17 for a discussion of income taxes.
(e)	Post-IPO minority interest represents the interest of the Members of Evercore LP and the portion of PCB not owned by the Company. See Note 2 for a discussion on minority interest.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$13,769
Accounting Fees and Expenses	50,000
Legal Fees and Expenses	125,000
Miscellaneous	40,000

Total	$228,769

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to us or our stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

We currently maintain liability insurance for our directors and officers. Such insurance is available to our directors and officers in accordance with its terms.

Item 16.	Exhibits

The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17.	Undertakings

a. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 24, 2007.

EVERCORE PARTNERS INC.

By:	/s/ ROGER C. ALTMAN
Name:	Roger C. Altman
Title:	Chairman and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Roger C. Altman, Austin M. Beutner, Robert B. Walsh and Adam B. Frankel, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on August 24, 2007.

Signature	Title

/s/ ROGER C. ALTMAN Roger C. Altman	Chairman and Co-Chief Executive Officer (principal executive officer)

/s/ AUSTIN M. BEUTNER Austin M. Beutner	Director, President, Co-Chief Executive Officer and Chief Investment Officer (principal executive officer)

/s/ PEDRO ASPE Pedro Aspe	Co-Chairman

/s/ GAIL BLOCK HARRIS Gail Block Harris	Director

/s/ CURT HESSLER Curt Hessler	Director

/s/ ANTHONY N. PRITZKER Anthony N. Pritzker	Director

Signature	Title

/s/ FRANCOIS DE ST. PHALLE Francois de St. Phalle	Director

/s/ ROBERT B. WALSH Robert B. Walsh	Chief Financial Officer (principal financial officer)

/s/ PAUL PENSA Paul Pensa	Controller (principal accounting officer)

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of PricewaterhouseCoopers, S.C.

23.3	Consent of Saffery Champness

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page to the Registration Statement)